Exhibit 99

June 15, 2020

FORM C-AR

Work Hard Play Hard Train Hard, Inc.

This Form C-AR (including the cover page and all exhibits attached hereto, the “Form CAR”)is being furnished by Work Hard Play Hard Train Hard, Inc.., a Delaware Corporation (the “Company,” as well as references to “we,” “us,” or “our”) for the sole purpose of providing certain information about the Company as required by the Securities and Exchange Commission (“SEC”).

No federal or state securities commission or regulatory authority has passed upon the accuracy or adequacy of this document. The U.S. Securities and Exchange Commission does not pass upon the accuracy or completeness of any disclosure document or literature. The Company is filing this Form C-AR pursuant to Regulation CF (§ 227.100 et seq.) which requires that it must file a report with the Commission annually and post the report on its website at http://gritbxng no later than 120 days after the end of each fiscal year covered by the report. The Company may terminate its reporting obligations in the future in accordance with Rule 202(b) of Regulation CF (§ 227.202(b)) by 1) being required to file reports under Section 13(a) or Section 15(d) of the Exchange Act of 1934, as amended, 2) filing at least one annual report pursuant to Regulation CF and having fewer than 300 holders of record, 3)filing annual reports for three years pursuant to Regulation CF and having assets equal to or less than $10,000,000, 4) the repurchase of all the Securities sold pursuant to Regulation CF by the Company or another party, or 5) the liquidation or dissolution of the Company.

The date of this Form C-AR is June 15, 2020

THIS FORM C-AR DOES NOT CONSTITUTE AN OFFER TO PURCHASE OR SELL SECURITIES.

Forward Looking Statement Disclosure

This Form C-AR and any documents incorporated by reference herein or therein contain forward-looking statements and are subject to risks and uncertainties. All statements other than statements of historical fact or relating to present facts or current conditions included in this Form C-AR are forward-looking statements. Forward-looking statements give the Company’s current reasonable expectations and projections relating to its financial condition, results of operations plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

The forward-looking statements contained in this Form C-AR and any documents incorporated by reference herein or therein are based on reasonable assumptions the Company has made in light of its industry experience, perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. As you read and consider this Form C-AR, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (many of which are beyond the Company’s control) and assumptions. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect its actual operating and financial performance and cause its performance to differ materially from the performance anticipated in the forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove incorrect or change, the Company’s actual operating and financial performance may vary in material respects from the performance projected in these forward-looking statements.

Any forward-looking statement made by the Company in this Form C-AR or any documents incorporated by reference herein or therein speaks only as of the date of this Form C-AR. Factors or events that could cause our actual operating and financial performance to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

About this Form C-AR

You should rely only on the information contained in this Form C-AR. We have not authorized anyone to provide you with information different from that contained in this Form C-AR. You should assume that the information contained in this Form C-AR is accurate only as of the date of this Form C-AR, regardless of the time of delivery of this Form C-AR. Our business, financial condition, results of operations, and prospects may have changed since that date. Statements contained herein as to the content of any agreements or other document are summaries and, therefore, are necessarily selective and incomplete and are qualified in their entirety by the actual agreements or other documents.

SUMMARY

The following summary is qualified in its entirety by more detailed information that may appear elsewhere in this Form C-AR and the Exhibits hereto. Each prospective Investor is urged to read this Form C and the Exhibits hereto in their entirety.

Work Hard Play Hard Train Hard, LLC was formed on October 17, 2018 in the State of Delaware as a limited liability company (“LLC”). On May 22, 2019, the entity was converted from an LLC to a corporation, Work Hard Play Hard Train Hard, Inc. (the “Company”). The Company is located at 9 East 16th Street, New York, New York 10003. The Company’s website is www.gritbxng.com.

The Business

Work Hard Play Hard Train Hard, Inc. (the “Company” or “GRIT”) is focused on the group fitness market for individuals. We provide a one of a kind group fitness experience that inspires our members to stay physically fit and build a community of trainers and members that together will reinforce the idea of community and mutual support engaging in physical activity, including strength training and kick boxing, while moving to the rhythm of music in a club-like studio setting. Our goal is to change people’s relationship with exercise by creating a workout that doesn’t feel like work, is physically efficient and challenging, spiritually uplifting and above all else, fun.

Our GRIT BXNG group-fitness studio offers 50-minute full body workouts with the aim of building strength and confidence through powerful boxing sequences. GRIT BXNG classes utilize high intensity interval training in a club-like atmosphere with a surround sound system, dynamic lighting, video screens, and inspirational trainers. In addition to the boxing classes, the GRIT facility design includes a full-service liquor bar, providing the GRIT community with a place to socialize workouts. We believe that music, lights and video are the differentiating factors that allow for the creation of a vibrant social community within an entertainment driven, multi-layered fitness experience.

In August 2019, we launched our first fitness studio in Union Square New York City and have signed a lease for a second fitness studio location in San Francisco. Eventually, we hope to open new locations around the country to offer more class availability and expand the GRIT community.

We rely heavily on social media and have entered into an endorsement agreement with PitBull to act as our celebrity spokesperson.

RISK FACTORS

The SEC requires the Company to identify risks that are specific to its business and financial condition. The Company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently riskier than more developed companies.

Risks Related to the Company’s Business and Industry

The COVID-19 pandemic is expected to continue to adversely affect our business, operating results and financial condition.

Our club in New York City has been closed indefinitely as a result of the recent outbreak of novel coronavirus (COVID-19). As a result, we have not recognized first quarter revenue related to monthly membership dues collected before the closure of our club on March 16, 2020. M1embers will not be charged membership dues while our club is closed and will be credited for any membership dues paid for periods when the club is closed. We plan to reopen the location once local authorities issue guidelines authorizing the reopening of fitness centers and we determine it is safe to do so. The duration of the COVID-19 pandemic and the extent of its impact on our business and U.S. economy cannot be reasonably estimated at this time. We anticipate that the COVID-19 pandemic will continue to negatively impact our operating results in future periods, could result in an economic downturn that could affect demand for our clubs and could lead to decreased new store development.

Our business and operations could also be materially and adversely affected by severe weather, threats of terrorist attacks, other outbreaks of contagious disease, or other conditions that cause people to refrain, or prevent people, from visiting our clubs. Any of these events could severely impact our business. In addition, any negative publicity relating to these and other health-related matters may affect customers’ perceptions of our studios, reduce customer and prospective customer visits to our studios and negatively impact demand for our studio offerings.

A significant outbreak of contagious diseases in the human population.

Further, terrorist attacks, such as the attacks that occurred in New York City and Washington, D.C. on September 11, 2001, and other acts of violence, such the Collier Township mass shooting and murder-suicide that occurred in an LA Fitness health club in a suburb of Pittsburgh, P.A., that involve multiple victims of gun violence, or war may affect our markets or our operating results. Our geographic concentration in New York City and San Francisco heightens our exposure to any such future terrorist attacks, which may adversely affect our studios and result in a decrease in our revenues. The potential near-term and long-term effect these attacks may have for our customers and the markets for our services are uncertain; however, their occurrence can be expected to further negatively affect the U.S. economy generally and specifically the markets in which we operate. The consequences of any terrorist attacks or any armed conflicts are unpredictable; and we may not be able to foresee events that could have an adverse effect on our business.

We have recently commenced operations.

We were formed in Delaware in 2018, constructing our first boutique fitness studio in New York City and recently commenced operations as a boutique fitness studio. We have not demonstrated our ability to overcome the risks frequently encountered in the boutique fitness studio industry and are still subject to many of the risks common to early stage companies, including the uncertainty as to our ability to implement our business plan, market acceptance of our proposed business and services, under-capitalization, cash shortages, limitations with respect to personnel, financing and other resources and uncertainty of our ability to generate significant revenues, among others. There is no assurance that our activities will be successful or will result in any profit, and the likelihood of our success must be considered given the current stage of our development. There can be no assurance that we will be able to consummate our business strategy and plans, or that we will not be subject to financial, technological, market, or other limitations that may force us to modify, alter, significantly delay, significantly impede or terminate the implementation of such plans. We have limited current operating results and no prior operating results for investors to use to identify historical trends. Investors should consider our prospects in light of the risk, expenses and difficulties we will encounter as an early stage company. Our revenue and income potential is unproven and our business model is continually evolving. We are subject to the risks inherent to the operation of a new business enterprise, and cannot assure you that we will be able to successfully address these risks.

The suspension or termination of, or the failure to obtain, any business or other licenses may have a negative impact on our business.

We maintain a variety of business licenses issued by federal, state and local authorities that are renewable on a periodic basis, including a liquor license for our club in New York City. We cannot guarantee that we will be successful in renewing all of our licenses on a periodic basis. The suspension, termination or expiration of one or more of these licenses could materially adversely affect our revenues and profits. Any changes to the licensing requirements for any of our licenses could also affect our ability to maintain the licenses. In addition, we do not yet have all of the appropriate licenses required for the next club we plan to open in San Francisco, California, including a liquor license for the location. The failure to obtain liquor or other licenses may negatively impact our business.

Our consolidated financial statements have been prepared assuming that we will continue as a going concern.

Our operating losses, negative cash flows from operations and limited alternative sources of revenue raise substantial doubt about our ability to continue as a going concern. We have not generated profits since inception, have sustained net losses of $3,569,150 and $643,957 for the year and period ended December 31, 2019 and 2018, respectively, and have incurred negative cash flows from operations for the year and period ended December 31, 2019 and 2018. As of December 31, 2019, we had an accumulated deficit of $4,213,107, and had a working capital deficit of $3,064,787. These factors raise substantial doubt about our ability to continue as a going concern. Our consolidated financial statements for the period ended December 31, 2019 do not include any adjustments that might result from the outcome of this uncertainty. If we cannot raise adequate capital on acceptable terms or generate sufficient revenue from operations, we will need to revise our business plans.

We have limited financial and other information upon which an investor can base their decision.

Inasmuch as we have recently just begun corporate operations and have generated limited revenue, we have limited financial information upon which you can base your investment decision. Our audited financial statements for the period ended December 31, 2019, do not reflect a full year of revenue since we opened our first club in the second half of the year. Therefore, the audited financial statements for the period ended December 31, 2019 should not be relied upon as an indication of our future operations.

We have experienced operating losses to date and expect to continue to generate operating losses and experience negative cash flows and it is uncertain whether we will achieve profitability.

For the period ended December 31, 2019, we incurred a net loss of $3,569,150. We expect to incur operating losses until such time, if ever, as we are able to achieve sufficient levels of revenue from operations. There can be no assurance that we will ever generate significant revenue or achieve profitability. Accordingly, the extent of future losses and the time required to achieve profitability, if ever, cannot be predicted at this point. Our operating results for future periods are subject to numerous uncertainties and there can be no assurances that we will be profitable in the foreseeable future, if at all. If our revenues decrease in a given period, we may be unable to reduce operating expenses as a significant portion of our operating expenses are expected to be fixed (such as our lease payments), which could materially and adversely affect our business and, therefore, our results of operations and lead to a net loss (or a larger net loss) for that period and subsequent periods.

We also expect to experience negative cash flows for the foreseeable future as we anticipate increased expenses as we expand and open other locations. As a result, we will need to generate significant revenues or raise additional financing in order to achieve and maintain profitability and finance the expansion of our operations to new locations. We may not be able to generate these revenues or achieve profitability in the future. Our failure to achieve or maintain profitability may negatively impact the value of our securities and financing activities.

We are dependent upon access to external sources of capital to grow our business.

Our business strategy contemplates future access to debt and equity financing to fund the expansion of our business. The inability to obtain sufficient capital to fund the expansion of our business could have a material adverse effect on us. There can be no assurances that we will be able to raise the funds needed.

We expect to make capital expenditures necessary to pursue our expansion strategy. Any required outlays may from time to time be significant and when incurred may adversely impact our cash flow.

Our expansion strategy contemplates the opening of multiple new boutique fitness studios. Required outlays for such capital expenditures may at times be significant and may adversely impact cash flows during the periods when incurred. In addition, we may need to finance such expenditures with indebtedness which would increase our financing costs and cost of capital, and may adversely impact our results of operations.

We have, and will continue to have, significant lease obligations. We are subject to risks associated with leasing substantial amounts of space, including future increases in occupancy costs and the need to generate significant cash flow to meet our lease obligations.

We have, and will continue to have, significant lease obligations. We currently lease the location of our initial boutique fitness studio in New York City pursuant to a 15-year lease and have entered into a 65-month lease for a second location in San Francisco. Our ability to negotiate favorable terms on leases for new and existing locations with renewal options, could depend on conditions in the real estate market, competition for desirable properties and our relationships with current and prospective landlords or may depend on other factors that are not within our control. Any or all of these factors and conditions could negatively impact our revenue, growth and profitability.

In addition to future minimum lease payments, we expect that some of our boutique fitness studio leases will provide for additional rental payments based on a percentage of net sales, or “percentage rent,” if sales at the respective stores exceed specified levels, as well as the payment of common area maintenance charges, real property insurance, and real estate taxes, among others. We also expect that many of our lease agreements will have defined escalating rent provisions over the initial term and any extensions.

We will depend on cash flow from operations to pay our lease expenses. If our business does not generate sufficient cash flow from operating activities to fund these expenses, we may not be able to service our lease expenses, which could materially harm our business. Furthermore, the significant cash flow required to satisfy our obligations under the leases increases our vulnerability to adverse changes in general economic, industry, and competitive conditions, among others, and could limit our ability to fund working capital, incur indebtedness, and make capital expenditures or other investments in our business.

If any club is not profitable, and we decide to close it, we may nonetheless be committed to perform our obligations under the applicable lease including, among other things, paying the base rent for the balance of the lease term. Moreover, even if a lease has an early cancellation clause, we may not satisfy the contractual requirements for early cancellation under that lease. Our inability to enter into new leases or renew existing leases on terms acceptable to us or be released from our obligations under leases for stores that we close could materially adversely affect us.

Our failure to comply with the terms of our outstanding Notes could result in a default under the terms of the notes and, if uncured, it could potentially result in action against us.

We currently have outstanding $420,000 in principal amount related to the 9% convertible promissory notes (the “Convertible Notes”) that we issued to investors in our private placement that was recently terminated. Unless converted into shares of common stock prior to maturity, the Convertible Notes provide that outstanding principal and accrued interest thereon is due on July 31, 2022, subject to cash payments required upon a change of control. The notes only convert into shares of common stock upon our consummation of an initial public offering or our securities and there can be no guarantee that we will consummate a public offering or our securities prior to the maturity date of the Convertible Notes. If we fail to comply with the terms of the Convertible Notes, the note holders could declare a default under the notes and if the default were to remain uncured, the note holders would have the right to take legal action against us.

We anticipate that new clubs in their initial years of operation will experience prolonged periods of losses.

Upon opening a club, we expect to experience an initial period of club operating losses. The receipts from new customers typically generate insufficient revenue for a club to initially generate positive cash flow. As a result, we expect our clubs to operate at a loss in their first full year of operations and to have lower margins in their second full year of operations. These operating losses and low margins will negatively impact our results of operations. This negative impact will be increased by the initial expensing of preopening costs, which include legal and other costs associated with lease negotiations and permitting and zoning requirements, as well as depreciation and amortization expenses, among others, which will further negatively impact our results of operations. We may, at our discretion, accelerate or expand our plans to open new clubs, which may adversely affect results from operations.

We may incur rising costs related to construction of new clubs and maintaining our existing clubs. If we are not able to pass these cost increases through to our customers, our returns may be adversely affected.

Our initial club required, and all future clubs will require, significant upfront investment. If our investment is higher than we had planned, we may need to outperform our operational plan to achieve our targeted return. We cannot assure that we can offset cost increases by increasing our class fees and improving profitability through cost efficiencies. Our estimates of future expenses and required cash outlays may be incorrect in light of the fact that we have limited operating history upon which to form a basis for such estimates.

We have inadequate capital and need for additional financing to accomplish our business and strategic plans.

We have very limited funds, and such funds are not adequate to develop our current business plan. At December 31, 2019, our cash balance was $142,396. We believe that for us to be successful, we will be required to spend a significant amount of capital to build and market our clubs. If the revenue derived from operations is not as anticipated, our ultimate success may depend on our ability to raise additional capital. In the absence of additional financing or significant revenues and profits, we will have to approach our business plan from a much different and much more restricted direction, attempting to secure additional funding sources to fund our growth which could include borrowings, private offerings, public offerings, or some type of business combination, such as a merger, or buyout. In addition, any future sale of our convertible securities or equity securities would dilute the ownership and control of your shares and could be at prices substantially below prices at which our shares have previously been sold. Our inability to raise capital could require us to significantly curtail or terminate our operations, as well as negatively impact our ability to repay the notes upon maturity. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations and liquidity. In addition, our ability to obtain additional capital on acceptable terms is subject to a variety of uncertainties. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all. Any failure to raise additional funds on favorable terms could have a material adverse effect on our liquidity and financial condition.

Since we are not a reporting public company, we are not subject to the internal control requirements that are imposed upon public companies to safeguard assets and we do not publicly file information about our Company.

There have been many legislative enactments, such as the Sarbanes-Oxley Act of 2002, which impose new internal control requirements upon public companies and have caused public companies to implement changes in their corporate governance practices. These new internal control requirements help to safeguard assets and prevent inefficient use of assets and wrongdoing. However, since these requirements are only imposed upon public companies and are very costly to implement, it is most likely that we will not implement many, or any, of these requirements. Therefore, our internal controls for prior periods may not be as strong as those of many public companies. In addition, we do not file quarterly, annual or current reports with the SEC, therefore, there is little public information about us to base an investment decision upon.

We may not successfully affect our intended expansion.

Our success will depend upon our ability to expand the number of clubs we operate into certain key markets and the effective management of our growth, which will place a significant strain on our management and on our administrative, operational and financial resources. Successful implementation of our growth strategy will require significant expenditures before any substantial associated revenue is generated. We cannot assure you that any new clubs, on average, will mature at the same rate as what we anticipate, especially if economic conditions deteriorate. To manage this growth, we must augment our operational, financial and management systems and hire and train additional qualified personnel. If we are unable to manage our growth effectively, our business would be harmed. We compete for qualified individuals with numerous companies. Competition for such individuals is intense, and we cannot be certain that our search for such personnel will be successful. Attracting and retaining qualified personnel will be critical to our success.

Our growth could place strains on our management, employees, information systems and internal controls, which may adversely impact our business.

Our expansion will also place significant demands on our management resources. We will be required to identify attractive club locations, negotiate favorable rental terms and open new clubs on a timely and cost-effective basis while maintaining a high level of quality, efficiency and performance at both mature and newly opened clubs. Moreover, we plan to expand into markets where we have little or no direct prior experience, and we could encounter unanticipated problems, cost overruns or delays in opening clubs in new markets or in the market acceptance for our clubs. In addition, we will need to continue to implement management information systems and improve our operating, administrative, financial and accounting systems and controls. We will also need to recruit, train and retain new instructors and other employees and maintain close coordination among our executive, accounting, finance, marketing, sales and operations functions.

These processes are time-consuming and expensive and may divert management’s attention. We may not be able to effectively manage this expansion, and any failure to do so could have a material adverse effect on our rate of growth, business, financial condition and results of operations.

We are dependent on our Chief Executive Officer. In addition, the loss of key personnel and/or failure to attract and retain highly qualified personnel could make it more difficult for us to develop our business and enhance our financial performance.

We are dependent on the continued services of our senior management team, including our Chief Executive Officer, who has created our business strategy and has the relationships with our celebrity endorser and social media influencers. We believe the loss of our Chief Executive Officer could have a material adverse effect on us and our financial performance. Currently, we do not have any long-term employment agreements with our executive officers, and we may not be able to attract and retain sufficient qualified personnel to meet our business needs. We may not be successful in attracting and retaining the personnel we require to develop and market our clubs. The loss of one or more of our key employees or our inability to attract, retain and motivate qualified personnel could negatively impact our ability to design, develop, and market our clubs.

Our management team , other than our Curriculum Developer, has no experience in the operation of health clubs.

Although, our management team, in particular our Chief Executive Officer, has held many executive officer positions at other companies, neither he, nor the other members of management (other than our Curriculum Developer), has in the past operated a health club chain. The lack of experience of a significant portion of our management team in operating health clubs could adversely affect the success of our business.

We may be unable to attract and retain customers, which could have a negative effect on our business.

The performance of our clubs will be highly dependent on our ability to attract and retain customers, and we may not be successful in these efforts. We currently offer all our classes on a “pay-per-class basis” and on a membership basis, with the ability to buy classes in bulk at a discount. Although our customers can elect different pricing options, which include recurring month-to-month memberships, because all customers will be able to discontinue their classes at our club at any time without penalty it will be difficult to estimate future income. All of our customers are able to discontinue their classes at our club at any time without penalty. In addition, we expect that we will experience attrition and will need to continually engage existing customers and attract new customers in order to maintain our revenue levels and ancillary sales. There are numerous factors that could in the future lead to a decline in customer levels or that could prevent us from increasing our number of customers, including a decline in our ability to deliver quality service at a competitive cost, the age and condition of our clubs and equipment, the presence of direct and indirect competition in the areas in which the clubs are located, the public’s interest in boutique studios and general economic conditions, among others. In order to increase customer levels, we may from time to time offer lower rates and fees. Any decrease in our average rates may adversely impact our results of operations.

Negative economic conditions, including increased unemployment levels and decreased consumer confidence, have in the past contributed to, and in the future could lead to, significant pressures and declines in economic growth, including reduced consumer spending. In a depressed economic and consumer environment, consumers and businesses may postpone spending in response to tighter credit, negative financial news and/or declines in income or asset values, which could have a material negative effect on the demand for our services and products and such decline in demand may continue as the economy continues to struggle and disposable income declines. Other factors that could influence demand include increases in fuel and other energy costs, conditions in the residential real estate and mortgage markets, labor and healthcare costs, access to credit, consumer confidence and other macroeconomic factors affecting consumer spending behavior, among others. As a result of these factors, customer levels might not be adequate to maintain our operations at profitable levels or permit the expansion of our operations.

In addition, to the extent corporate clients are adversely affected by negative economic conditions, they may decide, as part of expense reduction strategies, to curtail or cancel club benefits provided to their respective employees. Any reductions in corporate support may lead to reduced attendance at our clubs as we cannot assure that employees of corporate customers will choose to continue their classes at our clubs without employer subsidies. A decline in customer levels may have a material adverse effect on our business, financial condition, results of operations and cash flows, among others.

The level of competition in the boutique fitness studio industry could negatively impact our revenue growth and profitability.

The boutique fitness studio industry is highly competitive and is expected to become more competitive. In New York City, San Francisco and other cities where we do operate or plan to operate, we compete and will compete with other boutique fitness studios, fitness clubs, private clubs, physical fitness and recreational facilities established by local governments, hospitals and businesses for their employees, amenity and condominium clubs, the YMCA and similar organizations and, to a certain extent, with racquet and tennis and other athletic clubs, country clubs, weight reducing salons and the home-use fitness equipment industry, among others. We will also compete with other entertainment and retail businesses for the discretionary income in our target demographics. We compete for studio space as well as qualified instructors with numerous companies. Competition for such individuals is intense, and we cannot be certain that our search for such personnel will be successful. Attracting and retaining qualified personnel will be critical to our success.

We might not be able to compete effectively in the future in the regions in which we operate. Competitors include companies that are larger and have greater resources than us and these companies may also enter these regions to our detriment. These competitive conditions may limit our ability to increase class fees without a material loss in customers, attract new customers and attract and retain qualified personnel, among others. Additionally, consolidation in the boutique studio industry could result in increased competition among participants, particularly large multi-facility operators that are able to compete for attractive acquisition candidates or newly constructed club locations, thereby increasing costs associated with expansion through both acquisitions and lease negotiation and real estate availability for newly constructed club locations.

The number of competitor clubs that offer lower pricing and a lower level of service continue to grow. These clubs may attract, customers away from our boutique fitness studios, particularly in the current consumer environment. Furthermore, smaller and less expensive weight loss facilities present a competitive alternative for consumers.

In addition, we face competition from competitors offering comparable or higher pricing with higher levels of service or offerings. Larger outer-suburban, multi-recreational family fitness centers, in areas where suitable real estate is more likely to be available, also compete against our suburban, fitness-only models. We also face competition from the increased popularity and demand for private clubs offering group exercise classes. The prevalence of these smaller clubs may compete against our own club type offerings, such as cycling, yoga and pilates, as consumers may opt to use these competing clubs to fulfill their fitness needs. In addition, large competitors could enter the urban regions in which we operate to open a chain of clubs in these regions through one, or a series of, acquisitions.

The success of our business depends on our ability to retain the value of our brands.

Our ability to maintain our brand image and reputation will be integral to our business. Maintaining, promoting and growing our brand will depend largely on the success of our marketing efforts and our ability to provide a consistent, high-quality customer experience. Our reputation could be jeopardized if we fail to maintain high standards for customer experiences, fail to maintain high ethical, social, and environmental standards for all of our operations and activities, or we fail to appropriately respond to concerns associated with any of the foregoing or any other concerns from our customers. We could be adversely impacted if we fail to achieve any of these objectives or if the reputation or image of any of our brands is tarnished or receives negative publicity. In addition, adverse publicity about regulatory or legal action against us, or by us, could damage our reputation and brand image. Damage to our reputation or loss of consumer confidence for any of these reasons may result in fewer customers, which in turn could materially and adversely affect our results of operations and financial condition. In addition, it may materially impact our ability to open new locations, and operate existing locations.

Initially our business will be geographically concentrated which heightens our exposure to adverse regional developments.

Our first boutique fitness studio is in the New York City. Our geographic concentration in the New York metropolitan area heightens our exposure to adverse developments in this area, including those related to economic and demographic changes in this area, competition, severe weather, potential terrorist threats or other unforeseen events.

For example, in the year ended December 31, 2012, as a result of flooding and power outages caused by Hurricane Sandy, several fitness clubs in the New York metropolitan region were closed for several weeks. We cannot predict the impact that any future severe weather events will have on our ability to avoid widespread or prolonged club closures. Any such events affecting the areas in which we operate might result in a material adverse effect on our business, financial condition, cash flows and results of operations in the future.

Our growth will be dependent upon our ability to identify and acquire suitable sites for new locations.

Our continued growth depends, in large part, on our ability to open new locations and to operate those studios successfully. We must identify and acquire sites that meet the site selection criteria we have established. If we are unable to identify and acquire desirable sites for new studios, our revenue growth rate and profits may be negatively impacted. In addition to finding sites with the right geographical, demographic and other measures we employ in our selection process, we also need to evaluate the penetration of our competitors in the region. We face competition from other health and fitness center operators for sites that meet our criteria and as a result, we may lose those sites or we could be forced to pay higher prices for those sites. If we are unable to identify and acquire sites for new studios on attractive terms, our revenue, growth rate and profits may be negatively impacted. Additionally, if our analysis of the suitability of a site is incorrect, we may not be able to recover our capital investment in developing and building the new studio.

Any condition that causes people to refrain, or prevents people, from visiting our clubs, such as severe weather, outbreaks of pandemic or contagious diseases, or threats of terrorist attacks may adversely affect our business, operating results and financial condition.

Our business and operations could be materially and adversely affected by severe weather or outbreaks of pandemic or contagious diseases, threats of terrorist attacks or other conditions that cause people to refrain, or prevent people, from visiting our clubs. Our business could be severely impacted by a widespread regional, national or global health epidemic. A widespread health epidemic or perception of a health epidemic (such as Ebola), whether or not traced to one of our clubs, may cause customers and prospective customers to avoid public gathering places or otherwise change their behaviors and impact our ability to staff our studios. Outbreaks of disease, such as influenza, could reduce traffic in our clubs. Any of these events would negatively impact our business. In addition, any negative publicity relating to these and other health-related matters may affect customers’ perceptions of our studios, reduce customer and prospective customer visits to our studios and negatively impact demand for our studio offerings.

Further, terrorist attacks, such as the attacks that occurred in New York City and Washington, D.C. on September 11, 2001, and other acts of violence or war may affect our markets or our operating results. Our geographic concentration in New York City heightens our exposure to any such future terrorist attacks, which may adversely affect our studios and result in a decrease in our revenues. The potential near-term and long-term effect these attacks may have for our customers and the markets for our services are uncertain; however, their occurrence can be expected to further negatively affect the U.S. economy generally and specifically the markets in which we operate. The consequences of any terrorist attacks or any armed conflicts are unpredictable; and we may not be able to foresee events that could have an adverse effect on our business.

Our dependence on a limited number of suppliers for equipment and certain products and services could result in disruptions to our business and could adversely affect our revenues and gross profit.

Equipment and certain products and services to be used in our clubs, including our exercise equipment and point-of-sale software and hardware, are expected to be sourced from third-party suppliers. Although we believe that adequate substitutes are currently available, we will be dependent upon these third-party suppliers to operate our business efficiently and consistently meet our business requirements. The ability of these third-party suppliers to successfully provide reliable and high-quality services is subject to technical and operational uncertainties that are beyond our control, including, for our overseas suppliers, vessel availability and port delays or congestion. Any disruption to our suppliers’ operations could impact our supply chain and our ability to service our existing stores and open new studios on time or at all and thereby generate revenue. If we lose such suppliers or our suppliers encounter financial hardships unrelated to the demand for our equipment or other products or services, we may not be able to identify or enter into agreements with alternative suppliers on a timely basis on acceptable terms, if at all. Transitioning to new suppliers would be time consuming and expensive and may result in interruptions in our operations. If we should encounter delays or difficulties in securing the quantity of equipment we require to open new and refurbish existing studios, our suppliers encounter difficulties meeting our demands for products or services, our websites experience delays or become impaired due to errors in the third-party technology or there is a deficiency, lack or poor quality of products or services provided, our ability to serve our customers and grow our brand would be interrupted. If any of these events occur, it could have a material adverse effect on our business and operating results.

Increases in the minimum wage could increase the cost of our labor and have an adverse effect on our financial results.

We expect to have a substantial number of hourly employees who are paid wage rates above the applicable federal or state minimum wage in order for our wages to remain competitive. From time to time, legislative proposals are made to increase the federal minimum wage in the United States, as well as the minimum wage in a number of individual states and municipalities. Several states in which we plan to operate have enacted increases in the minimum wage and legislation to increase the minimum wage is currently pending or being contemplated in other states in which we operate. Although we expect to pay our hourly employees wages above the applicable federal or state minimum wage, as federal or state minimum wage rates increase, we may need to increase the wages paid to our hourly employees in order to remain competitive. Any increase in the cost of our labor could have an adverse effect on our operating costs, financial condition and results of operations.

Our trademarks and trade names may be infringed, misappropriated or challenged by others.

We believe our brand names and related intellectual property are important to our business. We seek to protect our trademarks, trade names and other intellectual property by exercising our rights under applicable trademark and copyright laws. If we were to fail to successfully protect our intellectual property rights for any reason, it could have an adverse effect on our business, results of operations and financial condition. Any damage to our reputation could cause customer levels to decline and make it more difficult to attract new customers.

Use of social media may adversely impact our reputation or subject us to fines or other penalties.

There has been a substantial increase in the use of social media platforms, including blogs, social media websites and other forms of internet-based communication, which allow individuals’ access to a broad audience of consumers and other interested persons. Negative commentary about us may be posted on social media platforms or similar devices at any time and may harm our reputation or business. Consumers value readily available information about health clubs and often act on such information without further investigation and without regard to its accuracy. The harm may be immediate without affording us an opportunity for redress or correction. In addition, social media platforms provide users with access to such a broad audience that collective action against our stores, such as boycotts, can be more easily organized. If such actions were organized, we could suffer reputational damage as well as physical damage to our stores.

We also intend to use social medial platforms as marketing tools. For example, we intend to maintain Facebook and Instagram accounts. As laws and regulations rapidly evolve to govern the use of these platforms and devices, the failure by us, our employees or third parties acting at our direction to abide by applicable laws and regulations in the use of these platforms and devices could adversely impact our business, financial condition and results of operations or subject us to fines or other penalties.

We are dependent upon the public image of our celebrity investors and spokespersons and any negative publicity regarding our celebrity investors or spokespersons could have a negative effect on our business.

If there is any negative publicity about the celebrity investors and spokespersons for our company, the negative publicity could have an adverse impact on our business. A large part of our marketing plan has revolved around increasing our public image in the cities in which we have studios. Currently, Pitbull and Tony Robbins are shareholders in our company and Pitbull is a spokesperson for our company and each have posted information about our company on social media.

If we fail to comply with applicable privacy, security, and data laws, regulations and standards, our business could be materially and adversely affected.

We intend to use electronic mail (“email”), text messages and phone calls to market our services to potential customers and as a means of communicating with our existing members. The laws and regulations governing the use of telephonic communication, including but not limited to emails, text messages and phone calls, for commercial purposes continue to evolve. Because messaging and phone calls will be important to our business, if we are unable to successfully deliver messages or make phone calls to existing customers and potential customers, if there are legal restrictions on delivering these messages to consumers, or if consumers do not or cannot receive our messages or phone calls, our revenues and profitability could be adversely affected. If new laws or regulations are adopted, or existing laws and regulations are interpreted, to impose additional restrictions on our ability to call or send email or text messages to our customers or potential customers, we may not be able to communicate with them in a cost-effective manner and it may limit our ability to utilize such forms of communication. In addition to legal restrictions on the use of emails, text messages and phone calls for commercial purposes, service providers and others attempt to block the transmission of unsolicited messages, commonly known as “spam.” Many service providers have relationships with organizations whose purpose it is to detect and notify the service providers of entities that the organization believes is sending unsolicited messages. If a service provider identifies messaging from us as “spam” as a result of reports from these organizations or otherwise, we could be placed on a restricted list that will block our messages to customers or potential customers. If we are restricted or unable to communicate through emails, text messages or phone calls with our customers and potential customers as a result of legislation, regulation, blockage or otherwise, our business, operating results and financial condition could be adversely affected.

Security and privacy breaches may expose us to liability and cause us to lose customers.

Federal and state law requires us to safeguard all customer financial information, including credit card information. Although we are establishing security procedures and protocol, including credit card industry compliance procedures, to protect against identity theft and the theft of our customers’ financial information, our security and testing measures may not prevent security breaches and breaches of customers’ privacy may occur, which could harm our business. For example, we expect that a significant number of our users will provide us with credit card and other confidential information and authorize us to bill their credit card accounts directly for our products and services. Techniques used to obtain unauthorized access or to sabotage systems change frequently and are constantly evolving. These techniques and other advances in computer capabilities, new discoveries in the field of cryptography, inadequate facility security or other developments may result in a compromise or breach of the technology used by us or one of our vendors to protect customer data. We may be unable to anticipate these techniques or to implement adequate preventive or reactive measures. Several recent, highly publicized data security breaches at other companies have heightened consumer awareness of this issue. Further, a significant number of states require the customers be notified if a security breach results in the disclosure of their personal financial account or other information. Additional states and governmental entities are considering such “notice” laws. In addition, other public disclosure laws may require that material security breaches be reported.

Any compromise of our security or that of our third-party vendors or noncompliance with privacy or other laws or requirements could harm our reputation, cause our customers to lose confidence in us, or harm our financial condition and, therefore, our business. In addition, a party who is able to circumvent our security measures or exploit inadequacies in our security measures or that of our third-party vendors, could, among other effects, misappropriate proprietary information, cause interruptions in our operations or expose customers to computer viruses or other disruptions. We may be required to make significant expenditures to protect against security breaches or to remedy problems caused by any breaches. Actual or perceived vulnerabilities may lead to claims against us. To the extent the measures taken by us or our third-party vendors prove to be insufficient or inadequate, we may become subject to litigation or administrative sanctions, which could result in significant fines, penalties or damages and harm to our reputation.

We will rely on mobile operating systems and application marketplaces to make our apps available to our customers, and if we do not effectively operate with or receive favorable placements within such application marketplaces and maintain high customer reviews, our usage or brand recognition could decline and our business, financial results and results of operations could be adversely affected.

We will depend in part on mobile operating systems, such as Android and iOS, and their respective application marketplaces to make our apps available to customers. Any changes in such systems and application marketplaces that degrade the functionality of our apps or give preferential treatment to our competitors’ apps could adversely affect our platform’s usage on mobile devices. If such mobile operating systems or application marketplaces limit or prohibit us from making our apps available to customer, make changes that degrade the functionality of our apps, increase the cost of using our apps, impose terms of use unsatisfactory to us or modify their search or ratings algorithms in ways that are detrimental to us, or if our competitors’ placement in such mobile operating systems’ application marketplace is more prominent than the placement of our apps, overall growth in our customer base could slow. Any of the foregoing risks could adversely affect our business, financial condition and results of operations.

As new mobile devices and mobile platforms are released, there is no guarantee that certain mobile devices will continue to support our platform or effectively roll out updates to our app. Additionally, in order to deliver a high-quality app, we need to ensure that our offerings are designed to work effectively with a range of mobile technologies, systems, networks and standards. We may not be successful in developing or maintaining relationships with key participants in the mobile industry that enhance customer’ experience. If customers encounter any difficulty accessing or using our apps on their mobile devices or if we are unable to adapt to changes in popular mobile operating systems, our business, financial condition and results of operations could be adversely affected.

We are subject to government regulation, and changes in these regulations could have a negative effect on our financial condition and results of operations.

Our operations and business practices are subject to federal, state and local government regulation in the various jurisdictions in which our clubs are located, including, but not limited to the following:

●	general rules and regulations of the Federal Trade Commission;

●	rules and regulations of state and local consumer protection agencies;

●	federal and state laws and regulations governing privacy and security of information; and

●	state and local health regulations.

Any changes in such laws or regulations could have a material adverse effect on our financial condition and results of operations.

We could be subject to claims related to health or safety risks at our boutique fitness studios.

Use of our boutique fitness studios will pose some potential health or safety risks to customers or guests through physical exertion and use of our services and facilities, including exercise equipment. Claims might be asserted against us for injury suffered by, or death of customers or guests while exercising at a studio. We might not be able to successfully defend such claims. As a result, we might not be able to maintain our general liability insurance on acceptable terms in the future or maintain a level of insurance that would provide adequate coverage against potential claims. Depending upon the outcome, these matters may have a material effect on our consolidated financial position, results of operations and cash flows.

We will be subject to a number of risks related to ACH, credit card and debit card payments we accept.

We intend to accept payments through automated clearing house (“ACH”), credit card and debit card transactions. For ACH, credit card and debit card payments, we will pay interchange and other fees, which may increase over time. An increase in those fees would require us to either increase the prices we charge for our classes, which could cause us to lose customers or suffer an increase in our operating expenses, either of which could harm our operating results.

If we or any of our processing vendors have problems with our billing software, or the billing software malfunctions, it could have an adverse effect on our customer satisfaction and could cause one or more of the major credit card companies to disallow our continued use of their payment products. In addition, if our billing software fails to work properly and, as a result, we do not automatically charge our customers’ credit cards, debit cards or bank accounts on a timely basis or at all, we could lose customers revenue, which would harm our operating results.

If we fail to adequately control fraudulent ACH, credit card and debit card transactions, we may face civil liability, diminished public perception of our security measures and significantly higher ACH, credit card and debit card related costs, each of which could adversely affect our business, financial condition and results of operations. The termination of our ability to process payments through ACH transactions or on any major credit or debit card would significantly impair our ability to operate our business.

Regulatory changes in the terms of credit and debit card usage, including any existing or future regulatory requirements, could have an adverse effect on our business.

Our business will rely heavily on the use of credit and debit cards in sales transactions. Regulatory changes to existing rules or future regulatory requirements affecting the use of credit and debit cards or the fees charged could impact the consumer and financial institutions that provide card services. This may lead to an adverse impact on our business if the regulatory changes result in unfavorable terms to either the consumer or the banking institutions.

Disruptions and failures involving our information systems could cause customer dissatisfaction and adversely affect our billing and other administrative functions.

The continuing and uninterrupted performance of our information systems will be critical to our success. We intend to use a fully-integrated information system to process new customer information, check-in customers and track and analyze sales and customer statistics, the frequency and timing of customer workouts, cross-studio utilization, customer life, value-added services and demographic profiles by customers. This system will also assist us in evaluating staffing needs and program offerings. Correcting any disruptions or failures that affect our proprietary system could be difficult, time-consuming and expensive because we would need to use contracted consultants familiar with our system.

Any failure of our system could also cause us to lose customers and adversely affect our business and results of operations. Our customers may become dissatisfied by any systems disruption or failure that interrupts our ability to provide our services to them. Disruptions or failures that affect our billing and other administrative functions could have an adverse effect on our operating results.

Fire, floods, earthquakes, power loss, telecommunications failures, break-ins, acts of terrorism and similar events could damage our systems. In addition, computer viruses, electronic break-ins or other similar disruptive problems could also adversely affect our sites. Any system disruption or failure, security breach or other damage that interrupts or delays our operations could cause us to lose customers, damage our reputation, and adversely affect our business and results of operations.

Our growth or changes in the industry could place strains on our information systems and internal controls, which may adversely impact our business.

Future expansion or changes in the industry will place increased demands on our administrative, operational, financial and other resources. Any failure to manage such growth or changes effectively could seriously harm our business. To be successful, we will need to continue to improve management information systems and our operating, administrative, financial and accounting systems and controls. We will also need to train new employees and maintain close coordination among our executive, accounting, finance, marketing, sales and operations functions. These processes are time-consuming and expensive, increase management responsibilities and divert management attention.

Outsourcing certain aspects of our business could result in disruption and increased costs.

We intend to outsource certain aspects of our business to third-party vendors that subject us to risks, including disruptions in our business and increased costs. For example, we intend to engage third-parties to host and manage certain aspects of our data center, information and technology infrastructure and electronic pay solutions. Accordingly, we will be subject to the risks associated with the vendor’s ability to provide these services to meet our needs. If the cost of these services is more than expected, if the vendor is not able to handle the volume of activity or perform the quality of service that we expect, if we or the vendor are unable to adequately protect our data and information is lost, if our ability to deliver our services is interrupted, or if our third-party vendors face financial or other difficulties, then our business and results of operations may be negatively impacted.

Risks Related to the Securities

An investment in our common stock is speculative and there can be no assurance of any return on any such investment.

An investment in our common stock is speculative and there is no assurance that investors will obtain any return on their investment. Investors will be subject to substantial risks involved in an investment in our company, including the risk of losing their entire investment. No assurance can be given that the fair market value of any shares of common stock will exceed the price paid by investors for the common stock or that investors will be able to profit from their investment in the common stock especially in light of the fact that we do not initially intend for our common stock to trade on any national securities exchange or over the counter or electronic quotation system.

An investment in our securities is highly illiquid

It will be very difficult for an investor to sell our securities to a third-party until a market for our securities develops, of which there can be no assurance. Investors must therefore be prepared to bear the economic risk of an investment in our common stock for an indefinite period of time. The exit strategy for investors or liquidity event will only occur if an event such as the sale of our company, a full a public offering onto an exchange or national exchange, or a complete refinancing of the business occurs, among other potential events. If you require liquidity in your investments, you should not invest in our common stock.

Future sales of our securities will dilute the ownership interest of our current stockholders.

We may sell additional equity securities in order to raise the funds necessary to expand our operations. Any such transactions will involve the issuance of our previously authorized and unissued securities and will result in the dilution of the ownership interests of our present stockholders. In addition, exercise of outstanding warrants or conversion of outstanding notes will also further dilute the ownership interest of our stockholders.

Anti-takeover provisions in our charter documents and under Delaware law may make an acquisition of us more complicated and may make the removal and replacement of our directors and management more difficult.

Our certificate of incorporation and bylaws contain provisions that may delay or prevent a change in control, discourage bids at a premium over the market price of our common stock and adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. These provisions may also make it difficult for stockholders to remove and replace our board of directors and management.

These provisions:

●	authorize the issuance of “blank check” preferred stock that could be issued by our board of directors to increase the number of outstanding shares and prevent or delay a takeover attempt;

●	limit who may call a special meeting of stockholders; and

We are also subject to provisions of the Delaware corporation law that, in general, prohibit any business combination with a beneficial owner of fifteen percent (15%) or more of our common stock for three years unless the holder’s acquisition of our stock was approved in advance by our board of directors. Although we believe these provisions collectively provide for an opportunity to receive higher bids by requiring potential acquirors to negotiate with our board of directors, they would apply even if the offer may be considered beneficial by some stockholders.

The rights of our preferred stock could negatively affect holders of common stock and make it more difficult to effect a change of control.

Our board of directors is authorized by our charter to create and issue preferred stock. Certain of the rights of holders of preferred stock could take precedence over the rights of holders of common stock. We are authorized to issue 5,000,000 shares of preferred stock, none of which is designated. Preferred stock may be issued which such terms and preferences as are determined in the sole discretion of our board of directors, without the approval of our stockholders. The rights of future preferred stockholders could delay, defer or prevent a change of control, even if the holders of common stock are in favor of that change of control, as well as enjoy preferential treatment on matters like distributions, liquidation preferences and voting.

The issuance of shares upon exercise of our outstanding options or contractual commitments may cause immediate and substantial dilution to our existing shareholders.

We presently have options that if exercised and contractual commitments based upon certain milestones that if met would result in the issuance of an additional 65,950 shares of our common stock. The issuance of such shares may result in dilution to the interests of other shareholders. We also have outstanding warrants and convertible notes That when exercised or converted will result in dilution to investors.

A majority of our common stock is owned by our Chief Executive Officer, whose interests may differ from those of our other stockholders.

As of the date hereof, William Zanker, our Chief Executive Officer, beneficially owns approximately 63.8%of our common stock. Therefore, Mr. Zanker will be able to control the management and affairs of our company and most matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions This concentration of ownership could have the effect of delaying or preventing a change in control or otherwise discourage a potential acquirer from attempting to obtain control over us, which may not be in the best interest of our other stockholders.. For information regarding the ownership of our common stock by our executive officers and directors and their affiliates, please see the section entitled “Capitalization and Ownership.”

Because we do not anticipate paying any cash dividends on our common stock in the foreseeable future, capital appreciation, if any, will be the sole source of potential gain.

We have never declared or paid cash dividends on our common stock. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business. As a result, capital appreciation, if any, of our shares of common stock will be the sole source of gain for the foreseeable future.

THE SECURITIES OFFERED INVOLVE A HIGH DEGREE OF RISK AND MAY RESULT IN THE LOSS OF YOUR ENTIRE INVESTMENT. ANY PROSPECTIVE INVESTOR CONSIDERING THE PURCHASE OF THESE SECURITIES SHOULD BE AWARE OF THESE AND OTHER FACTORS SET FORTH IN THIS FORM C AND SHOULD CONSULT WITH HIS OR HER LEGAL, TAX AND FINANCIAL ADVISORS PRIOR TO MAKING AN INVESTMENT IN THE SECURITIES. THE SECURITIES SHOULD ONLY BE PURCHASED BY PERSONS WHO CAN AFFORD TO LOSE ALL OF THEIR INVESTMENT.

BUSINESS

Description of the Business

Work Hard Play Hard Train Hard, Inc. (the “Company” or “GRIT”) is focused on the group fitness market for individuals. We provide a one of a kind group fitness experience that inspires our members to stay physically fit and build a community of trainers and members that together will reinforce the idea of community and mutual support engaging in physical activity, including strength training and kick boxing, while moving to the rhythm of music in a club-like studio setting. Our goal is to change people’s relationship with exercise by creating a workout that doesn’t feel like work, is physically efficient and challenging, spiritually uplifting and above all else, fun.

Our GRIT BXNG group-fitness studio offers 50-minute full body workouts with the aim of building strength and confidence through powerful boxing sequences. GRIT BXNG classes utilize high intensity interval training in a club-like atmosphere with a surround sound system, dynamic lighting, video screens, and inspirational trainers. In addition to the boxing classes, the GRIT facility design includes a full-service liquor bar, providing the GRIT community with a place to socialize workouts. We believe that music, lights and video are the differentiating factors that allow for the creation of a vibrant social community within an entertainment driven, multi-layered fitness experience.

In August 2019, we launched our first fitness studio in Union Square New York City and have signed a lease for a second fitness studio location in San Francisco. Eventually, we hope to open new locations around the country to offer more class availability and expand the GRIT community.

We rely heavily on social media and have entered into an endorsement agreement with PitBull to act as our celebrity spokesperson.

COVID-19 Pandemic

Our club in New York City has been closed indefinitely as a result of the recent outbreak of novel coronavirus (COVID-19). due to the pandemic. As a result, we have not recognized first quarter revenue related to monthly membership dues collected before the closure of our club on March 16, 2020.. Members will not be charged membership dues while our club is closed and will be credited for any membership dues paid for periods when our club is closed and will be credited for any membership dues paid for periods when the club was closed. We plan to reopen the location once local authorities issue guidelines authorizing the reopening of fitness centers and we determine it is safe to do so. The duration of the COVID-19 pandemic and the extent of its impact on our business and U.S. economy cannot be reasonably estimated at this time. We anticipate that the COVID-19 pandemic will continue to negatively impact our operating results in future periods, could result in an economic downturn that could affect demand for our clubs and could lead to decreased new club development.

We plan to reopen the studio once local authorities issue guidelines authorizing the reopening of fitness centers and we determine it is safe to do so. The duration of the COVID-19 pandemic and the extent of its impact on our business cannot be reasonably estimated at this time. We anticipate that the COVID-19 pandemic will continue to negatively impact our operating results in future periods.

Milestones

●	Initiated classes at our 5,500 sq. foot flagship studio in NYC in August 2019.

●	Reached $1M in gross revenue on our 97th day of operations in November 2019.

●	Sold over 12,000 intro packages.

●	344 class registrations per day on average.

●	Hired 9 superstar trainers from all over the world - some who have trained the biggest celebrities.

●	Featured in Forbes, CNBC, Yahoo! Finance, New York Post, GQ, Refinery 29, People, and many more.

●	Backed by investor Tony Robbins and Brand Ambassador Pitbull.

Our Vision

There are many reasons so many of us are sedentary, but most behavioral scientists agree that our attitudes about exercise play a defining role. If we expect exercise to be fun and enjoyable, we often will exercise. If not, we won’t. Every commercial fitness studio, whether it be an LA Fitness, Planet Fitness or Gold’s Gym location, seems to feel the same; GRIT is designed to bring fitness to the next level, with its club lighting and sound, extraordinary workout, and community of attendees who love to work out while having a good time.

Why GRIT BXNG

●	A Differentiated Experience. At GRIT, we believe music, lights and video, are the differentiating factors that allow us to create a vibrant social community in an entertainment driven, multi-layered fitness experience. We believe that we stand out with our planned proprietary training programs, celebrity trainers, DJ curated playlists, social media influencers in the fitness space and technologically advanced equipment. GRIT is designed to make working out fun. tour goal is to have the impact of a lifestyle brand and make every GRIT attendee feel like they are part of a unique community.

●	Scalable Business. GRIT studios can be built in many locations, both in major cities and in the suburban areas. The size and layout of our studios are also flexible, as our studios are estimated to need at a minimum 5,000 square feet.

●	Management Team with Strong Social Media Marketing Experience and Experiences and Well known Trainers. Our Chief Executive Officer has many years of experience in social media marketing including as a motivational speaker. In addition, the celebrities that have endorsed our fitness studios also have a strong presence with social media. Each of our fitness instructors at our NYC location have years of experience as instructors and have social media presence as influencers.

●	Large and Attractive Market. We believe the boutique fitness market is highly attractive given its scale, growth dynamics and consumer trend. According to the 2018 IHRSA Health Club Consumer Report, in 2017, health club membership topped 174 million consumers around the globe, total industry revenue totaled an estimated $87.2 billion in 2017 and the club count exceeded 200,000 facilities. According to the 2017 IHRSA Health Club Consumer Report, membership, and the total number of clubs all increased in the U.S. from 2016 to 2017, revenue grew from $27.6 billion in 2016 to $30 billion in 2017, while membership increased from 57.2 million to 60.9 million. The U.S. club count rose from 36,540 locations to 38,477 sites.

Our Initial Fitness Studio

In July 2018, our wholly owned subsidiary, Change Your Life LLC, entered into a lease for its first GRIT fitness studio. The leased premises consist of the ground floor and basement at 9 E. 16th Street in New York City, located between Fifth Avenue and Union Square Park, location with 4,940 square feet of space primarily on the ground floor of the building. The lease has a 15 year term and an initial annual base rent of $600,000, which increases over the life of the 15 year term at rate of 3% per year. In addition, Change Your Life LLC will be responsible for its proportionate share of any increase in New York City real estate taxes relating to the premises. The lease payments commenced May 2019.

The workout studio has a state of the art sound system and the workout rotates between the 18 aquabags, 18 treadmills and the weight room comprised of 18 work out benches and weights. The facility also includes a full service liquor bar that serves liquor after work outs and full service locker room with showers and lockers to store personal belongings.

The classes at our 9 E. 16th Street in New York City are led by our six instructors, each of whom have years of experience as instructors and have social media presence as influencers.

Business Plan

In August 2019, we opened our first studio in Union Square, New York City, and on July 22, 2019 we signed a 65 month lease for a second studio for 2,399 square feet comprised of basement space and ground floor space at 2283 Market Street, San Francisco that we intend to open in Q4 2020. Rent pursuant to the lease for the studio to be located in San Francisco commenced January 2020 and ranges from $14,500 per month to $16,320 per month for the last year of the lease. We are also responsible for payment for certain expenses for the common areas.

We intend to expand our studio base to other locations initially in New York City and other major cities. We intend to open at least three new studios per year for the next several years.

We have adopted a disciplined, highly analytical approach to selecting studio locations. We seek to open studios in locations that support the brand image, targeting street locations that have good visibility and ease of access. We target locations based on market characteristics, demographic and psychographic characteristics, including income and education levels and the presence of key retailers, restaurants and/or corporations, population density and other key characteristics.

When opening new studios, we target investment levels and returns that are in line with what we have experienced with our initial fitness studio opening. For new urban studios, we target an investment of approximately $2.0 to $2.5 million per studio.

The Company’s Products and/or Services

GRIT BXNG is a 50-minute full body workout that utilizes nine rounds of intervals to create a unique training regimen. The workouts are aimed at maximizing results, minimizing injuries. The combination of boxing with low impact, water-filled boxing bags and high intensity interval training (HIIT) with benches and treadmills offers several exercise combinations for dynamic and fun workouts. The class curriculum design allows for the creation of a variety of workouts for both novice and experienced boxers alike. Participants are provided with the tools to help develop strength on the bags, endurance and speed on the treadmills and tone bodies and core with floor exercises. GRIT BXNG is designed to target the entire body as attendees will be expected to burn approximately 1,000 calories per session, feel good, and experience an endorphin high for the rest of their day.

A significant portion of our revenue is derived from the revenue we generate from our classes. During the year ended December 31, 2019, we derived approximately 69% of our revenue from class registrations. Our classes have been offered on a “pay-per-class basis”, providing the ability to buy one class at a time for $36.00 or the ability to buy 5, 10, 20 or 30 classes for discounted rates that include the ability to obtain guest passes for free and free drinks at the bar with various expiration dates ranging from 30 days for one class to one year for 30 classes. Our classes have also been offered on a membership basis that renew every 30 days (the memberships ranging from six classes per 30 days to unlimited classes per 30 days), which include discount rates that also include the ability to obtain guest passes for free and free drinks at the bar. During the year ended December 31, 2019, we derived approximately 17% of our revenue from such memberships. In addition, we also derive revenue from our corporate events.

We also have derived a small amount of revenue from glove rental ($3 per pay), hand wraps ($8 per wrap) and sales of clothing and other apparel that contain our logo. During the year ended December 31, 2019, we derived approximately 13% of our revenue from glove rentals.

Industry

According to the 2018 IHRSA Health Club Consumer Report, in 2017, health club membership topped 174 million consumers around the globe, total industry revenue totaled an estimated $87.2 billion in 2017 and the club count exceeded 200,000 facilities. According to the 2017 IHRSA Health Club Consumer Report, membership, and the total number of clubs all increased in the U.S. from 2016 to 2017, revenue grew from $27.6 billion in 2016 to $30 billion in 2017, while membership increased from 57.2 million to 60.9 million. The U.S. club count rose from 36,540 locations to 38,477 sites.

A recent study by the Physical Activity Council (PAC) claims millennials are the most active generation. The 2018 report, which surveyed 30,999 Americans, divided different generations into five activity levels, ranging from “active to a healthy level” to “inactive.” According to the report, nearly half of millennials (ages 19 to 38) participated in high-calorie-burning activities in 2017. A survey by nutrition company My Protein found that Millennials spend an average of $155 per month on health and fitness; that’s $112,000 in their entire lifetime.

In addition, the management consultancy firm Kurt Salmon’s retail and consumer division 2017 report indicates that the small-box studio format is outpacing the old-fashioned gym, with revenue, on average, was up 8.5% year-over-year at chains like SoulCycle, The Bar Method and Flywheel, where members pay per class. When private equity firm Catterton bought a majority stake in 300-strong ballet barre workout chain Pure Barre, the Wall Street Journal reported that on average boutique fitness attendees work out around 15 times a month and spend around $142 a month on classes, as compare that to the average gym goer, who works out 10 times a month and spends $65 a month on gym fees.

U.S. Club members use their gym on average 104 days a year, said Joe Moore, IHRSA president and CEO. Results show that more than one out of five Americans belonged to at least one U.S. health club or studio, according to IHRSA.

Competition

The boutique fitness studio industry is highly competitive and continues to become more competitive. We compete with other general health and fitness clubs, private studios, amenity and condominium clubs and, to a certain extent, the home-use fitness equipment industry that offer or make available boxing alternatives. There are approximately 80 fitness studios within eight blocks of our initial fitness studio in Union Square, New York City. The fitness industry is highly fragmented, and we face competition from individual boutique fitness studios. We will also compete with other entertainment and retail businesses for the discretionary income in our target demographics. We compete for studio space as well as qualified instructors with numerous companies. Competition for such individuals is intense, and we cannot be certain that our search for such personnel will be successful. Attracting and retaining qualified personnel will be critical to our success.

We believe that we successfully compete on the basis of our differentiated fitness experience and our premium brand. Additionally, we believe that our culture of service and our focus on community differentiates us from our competitors and will allow us to strengthen customer loyalty. Not only will we compete for customers, but we will also compete for trainers, many of whom are committed to other fitness studios. These competitive conditions may limit our ability to increase class fees without a material loss in customers, attract new customers and attract and retain qualified personnel, among others. Additionally, consolidation in the boutique studio industry could result in increased competition among participants, particularly large multi-facility operators that are able to compete for attractive acquisition candidates or newly constructed club locations, thereby increasing costs associated with expansion through both acquisitions and lease negotiation and real estate availability for newly constructed club locations.

The number of competitor clubs that offer lower pricing and a lower level of service continue to grow. These clubs may attract, customers away from our boutique fitness studios, particularly in the current consumer environment. Furthermore, smaller and less expensive weight loss facilities present a competitive alternative for consumers.

In addition, we face competition from competitors offering comparable or higher pricing with higher levels of service or offerings. Larger outer-suburban, multi-recreational family fitness centers, in areas where suitable real estate is more likely to be available, also compete against our suburban, fitness-only models. We also face competition from the increased popularity and demand for private clubs offering group exercise classes. The prevalence of these smaller clubs may compete against our own club type offerings, such as cycling, yoga and pilates, as consumers may opt to use these competing clubs to fulfill their fitness needs. In addition, large competitors could enter the urban regions in which we operate to open a chain of clubs in these regions through one, or a series of, acquisitions.

Customer Base

Our target demographic is millennial women. As of February 1, 2020, 86.6% of our customer base was age 35 or under. The biggest age group is 26-30 at 40.4%. Approximately 77% of our clients are female.

Sourcing and Manufacturing

We have three primary pieces of equipment in our fitness studio: water-filled, pear-shaped boxing bags from manufacturer Aquabags, weight-training benches from manufacturer Escape Fitness, and treadmills from manufacturer FreeMotion. Boxing gloves and hand wraps are developed by manufacturer Sanabul. The Company maintains positive relationships with each of its key equipment vendors. Intellectual Property We have developed, and we use registered trademarks in our business, particularly relating to our corporate and product names. We own the trademarks “GRITBOXING” and “GRITBXNG” that are registered with the U.S. Patent and Trademark Office. Registration of a trademark enables the registered owner of the mark to bar the unauthorized use of the registered trademark in connection with a similar product in the same channels of trade by any third-party in the respective country of registration, regardless of whether the registered owner has ever used the trademark in the area where the unauthorized use occurs.

We also claim ownership and protection of certain product names, unregistered trademarks, and service marks under common law. Common law trademark rights do not provide the same level of protection that is afforded by the registration of a trademark. In addition, common law trademark rights are limited to the geographic area in which the trademark is used. We believe these trademarks, whether registered or claimed under common law, constitute valuable assets, adding to recognition of our brands and the effective marketing of our products. We intend to maintain and keep current all our trademark registrations and to pay all applicable renewal fees as they become due. The right of a trademark owner to use its trademarks, however, is based on a number of factors, including their first use in commerce, and trademark owners can lose trademark rights despite trademark registration and payment of renewal fees. We therefore believe that these proprietary rights have been and will continue to be important in enabling us to compete. See “Risk Factors”.

We intend to protect our legal rights concerning intellectual property by all appropriate legal action. Consequently, we may become involved from time to time in litigation to determine the enforceability, scope, and validity of any of the foregoing proprietary rights.

Governmental/Regulatory Approval and Compliance

The Company is subject to and affected by laws and regulations of U.S. federal, state and local governmental authorities. These laws and regulations are subject to change.

Litigation

There are no pending legal proceedings against us.

Our Corporate History

Work Hard Play Hard Train Hard, Inc. was formed as Work Hard Play Hard Train Hard, LLC, a Delaware limited liability company in October 2018 and converted into a corporation on May 22, 2019. In connection with the corporate conversion, each unit of Work Hard Play Hard Train Hard, LLC was converted into 50 shares of common stock of Work Hard Play Hard Train Hard, Inc. The members of Work Hard Play Hard Train Hard, LLC became stockholders of Work Hard Play Hard Train Hard, Inc. and Work Hard Play Hard Train Hard, Inc. has succeeded to the business of Work Hard Play Hard Train Hard, LLC.

Our Corporate Information

Our principal executive offices are located at 9 East 16th Street, New York, New York 10003, and our telephone number is (212) 727-2077. Our website address is www.gritbxng.com. Information contained in our website does not form part of the prospectus and is intended for informational purposes only.

Marketing

We intend to use a grassroots marketing strategy to build brand awareness and drive riders to our studios. Before a new studio opens, we create excitement for our brand by engaging directly in the communities around our studios by having a grand opening with appearances from our celebrity endorser and through our brand influencers. We intend to use different marketing strategies and promotions to appeal to both women and men as well as a broad age group. It is our customer experience that will drive word-of-mouth marketing, which will encourage customers to try our fitness studio.

We intend to maintain an active social media program utilizing the marketing experience of our founder. Several of our celebrity investors, including our spokesperson Pitbull, have endorsed our business on social media and we anticipate that several of our trainers, who will be influencers, will do the same. In addition, we take a proactive approach to public relations through national, local and trade media outlets.

Infrastructure

Our management information systems provide a full range of business process support to our studios, our studio operations and support center teams. Our systems should provide us with enhanced operational efficiencies, scalability, increased management control and timely reporting that allow us to identify and respond to trends in our business.

The Company has discretion to alter the use of proceeds set forth above to adhere to the Company’s business plan and liquidity requirements. For example, economic conditions may alter the Company’s general marketing or general working capital requirements.

DIRECTORS, OFFICERS, AND MANAGERS

The directors, officers, and managers of the Company are listed below along with all positions and offices held at the Company and their principal occupation and employment responsibilities for the past three (3) years.

Name Principal	Positions and Offices Held at the Company	Occupation and Employment Responsibilities for the Last Three (3) Years
William Zanker	Chief Executive Officer, President and Director	2018-Present: Chief Executive Officer and President of GRIT 2015-2018: President of Global Learning Partners LLC
Christopher Murray	Chief Operating Officer and Director	2018-Present: Chief Operating Officer of GRIT 2015-2018: General Manager of Global Learning Partners LLC
Samantha Delcanto	Director of Retail and Director	2018-Present: Director of Retail of GRIT 2015-2019: Vice President of Global Learning Partners LLC

Indemnification

Indemnification is authorized by the Company to managers, officers or controlling persons acting in their professional capacity pursuant to Delaware law. Indemnification includes expenses such as attorney’s fees and, in certain circumstances, judgments, fines and settlement amounts actually paid or incurred in connection with actual or threatened actions, suits or proceedings involving such person, except in certain circumstances where a person is adjudged to be guilty of gross negligence or willful misconduct, unless a court of competent jurisdiction determines that such indemnification is fair and reasonable under the circumstances.

Employees

As of December 31, 2019, we had 31 employees, including part time employees, excluding our founders, Dylan Zanker, Bill Zanker, Ediva Zanker and Samantha DelCanto. The classes at our 9 E. 16th Street in New York City are led by our six instructors.

CAPITALIZATION AND OWNERSHIP

Capitalization

The Company has issued the following outstanding securities:

Type of Security	Common Stock
Amount Outstanding	5,309,015 shares
Voting Rights	1 vote per share[1]
Anti-Dilution Rights	None

Type of Security	Options to Purchase Common Stock
Amount Outstanding/Face Value	1,250,000
Voting Rights	None
Anti-Dilution Rights	None

Type of Security	Convertible Promissory Note
Notes Amount Outstanding/Face Value	$420,000
Voting Rights	None
Anti-Dilution Rights	Standard for stock splits and stock dividends
Conversion Terms	Converts to common stock upon a public offering of the Company’s Common Stock.
Other Material Terms	Matures on July 31, 2022, and immediately due and payable at the option of the holders of greater than 50% of the outstanding principal of all then outstanding notes, upon the occurrence of an event of default, such events being commercially standard events of default.

Type of Security	Common Stock Purchase Warrants
Amount Outstanding/Face Value	Exercisable for an aggregate of $84,000 of Common Stock
Voting Rights	None unless exercised
Anti-Dilution Rights	Standard for stock splits and stock dividends

[1]	The 226,758 shares of common stock issued to investors in the Company’s Regulation CF Offering are subject to a proxy to the CEO of the Company to vote all shares of Common Stock issued to the investors in the offering on the investors’ behalf.

Securities Issuable Under Outstanding Agreement(s)

In October 2018, we entered into an exclusive Endorsement Agreement with 4SHO NOW, LLC to provide the services of Pitbull as our celebrity spokesperson. The Endorsement Agreement has a term of three years, which commenced in April 2019. Under the Endorsement Agreement, Pitbull has agreed to promote our company on social media and through other promotional activities, including public appearances and we have the right to use Pitbull’s name and likeness to promote our business. During the term of the Agreement and for a period of twelve months thereafter Pitbull has agreed not to appear or perform in, participate in the development of, endorse, market or promote or authorize any third party to market, promote, distribute or otherwise exploit any good or service based on or similar to the services to be provided to us. As compensation for the services, we agreed to issue Pitbull five percent (5%) of our then outstanding equity, of which 1.67% was issued upon execution of the Endorsement Agreement, 1.67% (65,950 shares of common stock) was issued on the one (1) year anniversary of the commencement date and 1.66% (65,950 shares of common stock ) is anticipated to be issued on the two (2) year anniversary of the commencement date. We also agreed to compensate him for public appearances requested by us at a fee to be determined at a reasonable amount in advance of each such appearance.

From August to October 2019, the Company issued four convertible promissory notes (the “2019 Notes”) for an aggregate principal amount of $420,000. The 2019 Notes bear interest at 9% per annum, mature on July 31, 2022 and upon a qualified public offering resulting in gross proceeds of a at least $5,000,000, including an offering pursuant to Regulation A, the outstanding principal and any unpaid accrued interest of the 2019 Notes will automatically convert into the Company’s common stock at a conversion price equal to a 30% discount of the public offering price of the qualified public offering. In addition, in the event of the sale of the Company, the 2019 Notes provide that the Company will pay the note holders an amount equal to the outstanding principal and any unpaid accrued interest of the 2019 Note multiplied by 1.2. Accrued interest payable on the 2019 Notes was $8,943 as of December 31, 2019.

In conjunction with the promissory note, the Company issued to the noteholders warrants to purchase shares of the Company’s common stock. The warrants expire on December 31, 2022 and have an exercise price equal to the future public offering price. Each warrant will be exercisable for a number of common shares equal to 20% of the initial principal amount of the note divided by the exercise price. The warrants will vest and become exercisable only upon the completion of a qualified public offering. Upon the sale of the Company, the warrants shall automatically convert into shares of common stock.

Other than the convertible notes listed above and the PPP loan, the Company has no debt outstanding.

Ownership

A majority of the Company is owned by William Zanker, our Chief Executive Officer and the chairman of our board of directors.

Below the beneficial owners of 20% percent or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, are listed along with the amount they own.

Name	Number and type/class of security held	Percentage Ownership
William Zanker	3,384,950 shares of Common Stock*	63.8%

*	Includes 3,347,350 shares of common stock owned by Mr. Zanker and 37,600 shares of common stock owned by Mr. Zanker’s wife.

FINANCIAL INFORMATION

Please see the financial information listed on the cover page of this Form C and attached hereto in addition to the following information. Financial statements are attached hereto as Exhibit C.

Overview

Work Hard Play Hard Train Hard, Inc. (the “Company” or “GRIT”) is focused on the group fitness market for individuals. We provide a one of a kind group fitness experience that inspires our members to stay physically fit and build a community of trainers and members that together reinforces the idea of community and mutual support engaging in physical activity, including strength training and kick boxing, while moving to the rhythm of music in a club-like studio setting. Our goal is to change people’s relationship with exercise by creating a workout that doesn’t feel like work, is physically efficient and challenging, spiritually uplifting and above all else, fun.

Our GRIT BXNG group-fitness studio offers 50-minute full body workouts with the aim of building strength and confidence through powerful boxing sequences. GRIT BXNG classes utilize high intensity interval training in a club-like atmosphere with a surround sound system, dynamic lighting, video screens, and inspirational trainers. In addition to the boxing classes, the GRIT facility design includes a full-service liquor bar, providing the GRIT community with a place to socialize workouts. We believe that music, lights and video are the differentiating factors that allow for the creation of a vibrant social community within an entertainment driven, multi-layered fitness experience.

In August 2019, we launched our first fitness studio in Union Square New York City and have signed a lease for a second fitness studio location in San Francisco. Eventually, we hope to open new locations around the country to offer more class availability and expand the GRIT community.

Results of Operations

The following information summarizes our results of operations included in our consolidated financial statements as of and for the year ended December 31, 2019 as compared to the period ended December 31, 2018.

Revenues

For the year ended December 31, 2019, we generated $1,168,753 of revenue, of which $810,912 (69%) was generated from class registrations, $193,394 (17%) was generated from gym membership fees, $149,788 (13%) was generated from equipment rental During the period ended December 31, 2018, we did not generate any revenue from operations as we had not yet commenced any classes at out fitness studios.

Operating Expenses

For the year ended December 31, 2019, we incurred total operating expenses of $4,723,650, of which approximately 28% ($1,333,253) were for facility operations, 27% ($1,265,152) were general and administrative expenses, 26% ($1,205,677) were for payroll and related expenses and 17% ($821,471) were sales and marketing expenses. For the period ended December 31, 2018, we incurred total operating expenses of $643,957, of which approximately 52% ($335,181) were for facility operations, 18% ($115,103) were general and administrative expenses, 5% ($31,128) were for payroll and related expenses and 25% ($162,545) were sales and marketing expenses.

We anticipate that our operating expenses for the year ended December 31, 2020 and thereafter will increase as compared to the period ended December 31, 2019, in particular with respect to lease expense, sales and marketing expense and general and administrative expense. The operating expenses for the years ended December 31, 2019 and December 31, 2018 did not include a full year of lease expense for the Union Square, New York City fitness studio and included minimal expense for trainers and sales and marketing since we were focused primarily on the build out of the fitness studio.

Net Loss

For the year ended December 31, 2019, we had net losses of $3,569,150 as compared to a net loss of $643,957 for the period ended December 31, 2018.

Cash and Cash Equivalents

At December 31, 2019, we has cash of $142,396.

Liquidity and Capital Resources

We have not generated profits since inception, have sustained net losses of $3,569,150 and $643,957 for the year and period ended December 31, 2019 and 2018, respectively, and have incurred negative cash flows from operations for the year and period ended December 31, 2019 and 2018. As of December 31, 2019, we had an accumulated deficit of $4,213,107, and had a working capital deficit of $3,064,787. These factors raise substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon our ability to generate sufficient cash flows from operations to meet our obligations, which we have not been able to accomplish to date, and/or to obtain additional capital financing. No assurance can be given that we will be successful in these efforts.

To date, we have relied upon financings, both debt and equity, and related party advances to fund our operations. From August to October 2019, we issued four convertible promissory notes (“2019 Notes”) for an aggregate principal amount of $420,000. The notes are subject to automatic conversion upon a qualified public offering, including an offering pursuant to Regulation A, resulting in gross proceeds of a at least $5,000,000. During the period ended December 31, 2018, we entered into various subscription agreements and issued 65,000 membership units at $100 per unit for gross proceeds of $650,000 and in early 2019, we issued an aggregate of 17,000 membership units at $100 per unit aggregating $1,700,000 in gross proceeds.

From July 2019 through December 2019 we raised an additional $100,000 from the sale of an aggregate of 60,752 shares of common stock In January 2020, we entered into subscription agreements and issued an aggregate of 43,011 shares of common stock for total proceeds of $100,000. From March 26, 2020 to April 29, 2020, we conducted an equity crowdfunding raise via the SEC’s Regulation Crowdfunding offering on funding portal, Republic.co. and sold 226,758 common shares at $2.97 per share for gross proceeds of $673,470, before issuance costs.

Subsequent to December 31, 2019, we received approximately $570,000 under a Payroll Protection Program loan. We anticipate that our operating expenses for the year ended December 31, 2020 and thereafter will increase as compared to the period ended December 31, 2019. We currently do not have any additional outside sources of capital.

On March 11, 2020, the World Health Organization declared a global pandemic related to the COVID-19 outbreak. The pandemic has caused unprecedented economic volatility and uncertainty which has negatively impacted our recent operating results. Our club has been closed since March 16, 2020 due to the pandemic. We have not recognized first quarter revenue related to monthly membership dues collected in March before stores closed. As previously announced, members will not be charged membership dues while our stores are closed and will be credited for any membership dues paid for periods when our stores were closed. In addition to these first quarter impacts we expect decreased new store development and remodels.

We plan to reopen the studio once local authorities issue guidelines authorizing the reopening of fitness centers and we determine it is safe to do so. The duration of the COVID-19 pandemic and the extent of its impact on our business cannot be reasonably estimated at this time. We anticipate that the COVID-19 pandemic will continue to negatively impact our operating results in future periods.

For the year ended December 31, 2019, net cash used in operating activities was $2,320,404 as compared to $266,201 for the period ended December 31, 2018. For the year ended December 31, 2019, net cash used in investing activities was $2,394,880 as compared to $651,222 for the period ended December 31, 2018, and primarily related to purchases of equipment and to a lesser extent lease deposits. For the year ended December 31, 2019, net cash provided by financing activities was $4,566,261 and was primarily attributed to proceeds from the sale of limited liability units prior to our conversion to a corporation and proceeds form related party advances. For the period ended December 31, 2018, net cash provided by financing activities was $1,208,842 and was primarily attributed to proceeds from the sale of limited liability units prior to our conversion and proceeds from contributions from our founder .

Capital Expenditures and Other Obligations

The Company plans to open and build out a new GRIT club on Market Street in San Francisco at an expected cost of approximately $2,000,000.

Off-Balance Sheet Arrangements

We did not have during the period presented, and we do not currently have, any off-balance sheet arrangements as defined under SEC rules.

Previous Offerings of Securities

We have made the following issuances of securities within the last three years:

Security Type	Principal Amount of Securities Issued	Amount of Securities Sold	Use of Proceeds	Offering Date	Exemption from Registration Used or Public Offering
Membership Interests	$2,300,000	83,000 units	Working Capital	10/29/ 2018	Reg D 506(b)
Common Stock issued upon conversion to a corporation from a LLC	N/A	4,872,500 shares of common stock	N/A	May 22, 2019	Section 3(a)(9)
Units comprised of convertible notes and warrants	$420,000	The aggregate number of shares to be issued upon conversion of the notes and exercise of the warrants is based upon a discount to the initial offering price of our common stock and cannot be determined at this time	Working Capital	8/26/2019	Reg D 506(c)
Common Stock	$100,000	43,011 shares of common stock	Working Capital	1/2020	Section 4(a) (2)
Common Stock	$673,470	226,758 shares of common stock	Working Capital	3/2020	Reg CF

TRANSACTIONS WITH RELATED PERSONS AND CONFLICTS OF INTEREST

From time to time the Company may engage in transactions with related persons. Related persons are defined as any director or officer of the Company; any person who is the beneficial owner of twenty (20%) percent or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power; any promoter of the Company; any immediate family member of any of the foregoing persons or an entity controlled by any such person or persons. Additionally, the Company will disclose here any transaction, whether historical or contemplated, where the Company was or is to be a party and the amount involved exceeds five percent (5%) of the aggregate amount of capital raised by the issuer in reliance on section 4(a)(6) and the counter party is either (i) Any director or officer of the issuer; (ii) Any person who is, as of the most recent practicable date but no earlier than 120 days prior to the date the offering statement or report is filed, the beneficial owner of 20 percent or more of the issuer’s outstanding voting equity securities, calculated on the basis of voting power; (iii) If the issuer was incorporated or organized within the past three years, any promoter of the issuer; or (iv) Any member of the family of any of the foregoing persons, which includes a child, stepchild, grandchild, parent, stepparent, grandparent, spouse or spousal 43 equivalent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships. The term spousal equivalent means a cohabitant occupying a relationship generally equivalent to that of a spouse.

In 2018, one of our founding members advanced $532,210 in contributed capital for working capital and buildout of the Company’s first fitness studio. In addition, this founding member, through entities he controls, has advanced the Company an aggregate of $3,303,527 and $26,632 as of December 31, 2019 and 2018, respectively. These advances are non-interest bearing and due on demand.

The Company pays two family members of one of the founding members for services rendered to get the planned fitness studio operational. These two individuals are paid $5,000 per month, on a month-to-month basis. These same individuals have outstanding related party receivables for $852 and $681 as of December 31, 2019 and 2018, respectively. Total amounts paid to these individuals during the years ended December 31, 2019 and December 31, 2018 were $90,000 and $10,000, respectively.

OTHER INFORMATION

The Company has not failed to comply with the ongoing reporting requirements of Regulations CF § 227.202 in the past.

Bad Actor Disclosure

The Company is not subject to any Bad Actor Disqualifications under any relevant U.S. securities laws.

SIGNATURE

Pursuant to the requirements of Sections 4(a)(6) and 4A of the Securities Act of 1933 and Regulation Crowdfunding (§ 227.100 et seq.), the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form C-AR and has duly caused this Form to be signed on its behalf by the duly authorized undersigned.

The issuer also certifies that the attached financial statements are true and complete in all material respects.

/s/ Christopher Murray
(Signature)

Christopher Murray
(Name)

Chief Operating Officer
(Title)

Pursuant to the requirements of Sections 4(a)(6) and 4A of the Securities Act of 1933 and Regulation Crowdfunding (§ 227.100 et seq.), this Form C-AR has been signed by the following persons in the capacities and on the dates indicated.

Instructions.

1.	The form shall be signed by the issuer, its principal executive officer or officers, its principal financial officer, its controller or principal accounting officer and at least a majority of the board of directors or persons performing similar functions.

2.	The name of each person signing the form shall be typed or printed beneath the signature.

Intentional misstatements or omissions of facts constitute federal criminal violations. See 18 U.S.C. 1001.

I, Christopher Murray, being the Chief Operating Officer of Work Hard Play Hard Train Hard, Inc., a Delaware corporation (the “Company”), hereby certify as of this that:

(i)	the accompanying unaudited financial statements of the Company, which comprise the balance sheet as of December 31, 2019 and the related statements of income (deficit), stockholder’s equity and cash flows for the year ended December 31, 2019, and the related noted to said financial statements (collectively, the “Financial Statement”), are true and complete in all material respects; and

(ii)	while the Company has not yet filed tax returns for the year ending December 31, 2019, any tax return information in the Financial Statements reflects accurately the information that would be reported in such tax returns.

/s/ Christopher Murray
(Signature)

Christopher Murray
(Name)

Chief Operating Officer
(Title)

June 15, 2020
(Date)

Exhibit A

Financial Statements

WORK HARD PLAY HARD

TRAIN HARD, INC.

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND 2018

Work hard play hard train Hard, Inc.

WORK HARD PLAY HARD TRAIN HARD, INC.

CONSOLIDATED BALANCE SHEETS

UNAUDITED

	December 31,
	2019	2018
Assets
Current assets:
Cash	$142,396	$291,419
Accounts receivable	786	-
Related party receivable	852	681
Inventory	78,118	-
Prepaid expenses and other current assets	-	60,500
Total current assets	222,152	352,600
Property and equipment, net	2,791,427	553,315
Deposits and other	324,835	266,335
Total assets	$3,338,414	$1,172,250

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$266,653	$295
Accrued liabilities	241,937	174,481
Related party advances	2,246,293	26,632
Deferred revenue	432,056	-
Subscription payable	100,000	-
Total current liabilities	3,286,939	201,408
Convertible promissory notes, net of debt discount	399,867	-
Deferred lease liability	556,256	283,839
Total liabilities	4,243,061	485,247

Commitments and contingencies (Note 7)

Stockholders’ equity (deficit):
Preferred stock, $0.001 par value, 5,000,000 shares authorized, no shares issued or outstanding	-	-
Membershp units	-	1,330,960
Common stock, $0.001 par value, 50,000,000 shares authorized, 4,997,002 shares issued and outstanding at December 31, 2019	4,933	-
Additional paid-in capital	3,303,527	-
Accumulated deficit	(4,213,107)	(643,957)
Total stockholders’ equity (deficit)	(904,647)	687,003
Total liabilities and stockholders’ equity (deficit)	$3,338,414	$1,172,250

The accompanying notes are an integral part of these consolidated financial statements

WORK HARD PLAY HARD TRAIN HARD, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

UNAUDITED

	Year Ended
	December 31,
	2019	2018
Revenues	$1,168,753	$-

Operating expenses:
Payroll and related	1,205,677	31,128
Facility operations	1,333,253	335,181
General and administrative	1,265,152	115,103
Sales and marketing	821,471	162,545
Depreciation and amortization	98,097	-
Total operating expenses	4,723,650	643,957
Loss from operations	(3,554,897)	(643,957)

Other income (expense):
Interest expense	(14,253)	-
Total other income (expenses)	(14,253)	-
Net loss before taxes	(3,569,150)	(643,957)
Income taxes	-	-
Net loss	$(3,569,150)	$(643,957)

The accompanying notes are an integral part of these consolidated financial statements

WORK HARD PLAY HARD TRAIN HARD, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

UNAUDITED

					Additional		Total
	Membership Units		Common Stock		Paid-in	Accumulated	Stockholders’
	Units	Amount	Shares	Amount	Capital	Deficit	Equity (Deficit)

Balance at October 17, 2018 (inception)	-	$-	-	$-	$-	$-	$-
Contributed capital	72,675	532,210	-	-	-	-	532,210
Purchase of LLC units	6,500	650,000	-	-	-	-	650,000
Equity-based compensation	1,275	148,750	-	-	-	-	148,750
Net loss	-	-	-	-	-	(643,957)	(643,957)
Balance at December 31, 2018	80,450	1,330,960	-	-	-	(643,957)	687,003
Purchase of LLC units	17,000	1,700,000	-	-	-	-	1,700,000
Effect of the conversion (Note 6)	(97,450)	(3,030,960)	4,872,500	4,873	3,026,088	-	-
Issuance of common shares pursuant to subscription agreements	-	-	60,752	61	149,939	-	150,000
Stock-based compensation	-	-	63,750	-	127,500	-	127,500
Net loss	-	-	-	-	-	(3,569,150)	(3,569,150)
Balance at December 31, 2019	-	$-	4,997,002	$4,933	$3,303,527	$(4,213,107)	$(904,647)

The accompanying notes are an integral part of these consolidated financial statements.

WORK HARD PLAY HARD TRAIN HARD, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

UNAUDITED

	Year Ended
	December 31,
	2019	2018
Cash flows from operating activities:
Net loss	$(3,569,150)	$(643,957)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	127,500	148,750
Amortization of debt discount	3,267	-
Depreciation and amortization	98,097	-
Changes in operating assets and liabilities:
Accounts receivable	(786)	-
Inventory	(78,118)	-
Prepaid expenses and other current assets	60,500	(60,500)
Accounts payable	266,358	295
Accrued liabilities	67,456	5,372
Deferred revenue	432,056	-
Deferred lease liability	272,417	283,839
Net cash used in operating activities	(2,320,404)	(266,201)
Cash flows from investing activities:
Purchase of property and equipment	(2,336,209)	(384,206)
Related party receivable	(171)	(681)
Deposits and other	(58,500)	(266,335)
Net cash used in investing activities	(2,394,880)	(651,222)
Cash flows from financing activities:
Proceeds from sale of LLC units	1,700,000	650,000
Proceeds from issuance of common stock	150,000	-
Subscription payable	100,000	-
Proceeds from convertible promissory notes, net	396,600	-
Proceeds from related party advances	2,219,661	26,632
Proceeds from founder contributions	-	532,210
Net cash provided by financing activities	4,566,261	1,208,842
Net increase (decrease) in cash	(149,023)	291,419
Cash at beginning of period	291,419	-
Cash at end of period	$142,396	$291,419

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-
Cash paid for interest	$2,043	$-

Supplemental disclosure of non-cash investing and financing activities:
Property and equipment in accrued liabilities	$-	$169,109

The accompanying notes are an integral part of these consolidated financial statements

NOTE 1 – NATURE OF OPERATIONS

Work hard play hard train hard, LLC was formed on October 17, 2018 (“Inception”) in the State of Delaware as a limited liability company (“LLC”).  On May 22, 2019, the entity was converted from an LLC to a Delaware corporation, Work Hard Play Hard Train Hard, Inc. (“WHPH”). The consolidated financial statements of WHPH., and its wholly-owned subsidiaries Change Your Life LLC (“CYL”) and Steve’s Gym LLC, (which may be collectively referred to as the “Company”, “we,” “us,” or “our”) are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Company’s headquarters are located in Park City, Utah.

The Company has created a boutique fitness studio doing business as Grit Bxng. Grit Bxng is a boutique fitness studio providing classes combining cardio boxing, weight training and treadmills to provide a full-body workout experience. Utilizing this proprietary 3-modular workout, combined with a never-before-seen studio atmosphere featuring world class lights, video and sound, and creating a community destination with a full liquor bar and outdoor café seating, Grit Bxng is positioning itself as an exciting and unique new entrant to the exploding boutique fitness market.

NOTE 2 – GOING CONCERN

The Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt and the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not generated profits since inception, has sustained net losses of $3,569,150 and $643,957 for the year and period ended December 31, 2019 and 2018, respectively, and has incurred negative cash flows from operations for the year and period ended December 31, 2019 and 2018. As of December 31, 2019, the Company had an accumulated deficit of $4,213,107, held no cash and had a working capital deficit of $3,064,787. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern for the next twelve months is dependent upon its ability to generate sufficient cash flows from operations to meet its obligations, which it has not been able to accomplish to date, and/or to obtain additional capital financing. No assurance can be given that the Company will be successful in these efforts.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

Prior to conversion to a Corporation on May 22, 2019 the Company operated as an LLC. Accordingly, the financial statements contained herein include amounts pertaining to members’ equity. Refer to Note 6 for more detail.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Change Your Life and Steve’s Gym. All inter-company transactions and balances have been eliminated on consolidation.

CYL was formed on July 16, 2015 prior to WHPH’s existence. On October 15, 2018, the members of CYL assigned their rights to WHPH to become a wholly owned subsidiary. CYL had no activity or operations prior to the assignment, except to commence the signing of a lease as noted below. Accordingly, there is only activity within CYL beginning in 2018. On January 30, 2019, the Company formed Steve’s Gym LLC, a Delaware Limited Liability Company as a wholly owned subsidiary of WHPH.

Risks and Uncertainties

The Company’s operations are subject to local regulations, consumer trends, paid or unpaid publicity, and workforce availability, among other things. Significant changes to regulations such as tenant requirements, workforce minimum wage, and other state and local regulations could negatively affect the Company. Consumer tastes and trends, as well as negative publicity could negatively affect our operations.

Use of Estimates

The preparation of these consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to the valuation of provision for refunds and chargebacks, stock-based compensation and contingencies.

The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company generally maintains balances in various operating accounts at financial institutions that management believes to be of high credit quality, in amounts that may exceed federally insured limits. The Company has not experienced any losses related to its cash and cash equivalents and does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships. At December 31, 2019 and 2018, all of the Company’s cash and cash equivalents were held at one accredited financial institution.

Cash and Cash Equivalents

The Company considers short-term, highly liquid investment with original maturities of three months or less at the time of purchase to be cash equivalents. Cash consists of funds held in the Company’s checking account.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

Level 1	- Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2	- Include other inputs that are directly or indirectly observable in the marketplace.

Level 3	- Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Fair-value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2019 and 2018. The carrying values of the Company’s assets and liabilities approximate their fair values.

Accounts Receivable

Trade receivables due from customers are uncollateralized customer obligations due under normal trade terms requiring payment within 30 days from the invoice date. Trade receivables are stated at the amount billed to the customer.

The Company estimates an allowance for doubtful accounts based upon an evaluation of the current status of receivables, historical experience, and other factors as necessary. It is reasonably possible that the Company’s estimate of the allowance for doubtful accounts will change. There were no allowances made as of December 31, 2019 and 2018.

Inventory

Inventory is stated at the lower of cost or market and accounted for using the specific identification cost method. As of December 31, 2019, inventory consisted of retail clothing, food and beverage items. Management determined that an allowance for obsolete inventory was not significant as of December 31, 2019.

Property and Equipment

Property and equipment are stated at cost. The Company’s fixed assets are depreciated using the straight-line method over the estimated useful life of three (3) to seven (7) years, or the shorter of the expected life or lease term for tenant improvements, which is fifteen (15) years. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations.

Impairment of Long-Lived Assets

The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors. Based on this assessment there was no impairment for December 31, 2019 or 2018.

Deferred Rent

The Company recognizes rental expense on a straight-line basis from the time of the lease commencement date through the end of the lease.

Revenue Recognition

ASC Topic 606, Revenue from Contracts with Customers, establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers.

Revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements: 1) identify the contract with a customer; 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price to performance obligations in the contract; and 5) recognize revenue as the performance obligation is satisfied.

The Company generates revenues by selling class registrations, gym memberships, studio rentals and ancillary revenue including retail clothing, food and beverages. The Company’s payments are generally collected upfront.

Class Registrations

The Company sells individual classes and bulk packages, which expire at varying times. The Company recognizes revenue on class registrations at the point in time as the classes are used. The Company will record deferred revenue for any registrations purchased in bulk, but the classes have not yet been used.

Memberships

The Company generally receives monthly dues from its members in advance. Membership dues are recognized in the period in which access to the gym is provided. Memberships that renew on a periodic basis will be recognized ratably over the membership period.

Ancillary Revenue

Other ancillary revenue includes food and beverage sales and retail clothing. Revenue is recognized when at the point the goods are sold and transferred to the customer.

Contract Liability

The Company records deferred revenue for class registrations and memberships when cash payments are received in advance of our performance.

Disaggregation of Revenue

The following table presents our revenue by type:

	Year Ended
	December 31,
	2019	2018
Class registrations	$810,912	$-
Gym membership	193,394	-
Rental income	149,788	-
Other ancillary revenue	14,659	-
Total revenue	$1,168,753	$-

Advertising

The Company expenses the cost of advertising and promotions as incurred. During the year and period ended December 31, 2019 and 2018, advertising expense was approximately $138,000 and $0, respectively, which is included in sales and marketing expense.

Convertible Instruments

U.S. GAAP requires companies to bifurcate conversion options from their host instruments and account for them as free-standing derivative financial instruments according to certain criteria. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. An exception to this rule is when the host instrument is deemed to be conventional as that term is described under applicable U.S. GAAP.

When the Company has determined that the embedded conversion options should not be bifurcated from their host instruments, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their stated date of redemption. The Company also records, when necessary, deemed dividends for the intrinsic value of conversion options embedded in preferred shares based upon the differences between the fair value of the underlying common stock at the commitment date of the transaction and the effective conversion price embedded in the preferred shares.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, Compensation - Stock Compensation. The Company measures all stock-based awards granted to employees, directors and non-employee consultants based on the fair value on the date of the grant and recognizes compensation expense for those awards, net of estimated forfeitures, over the requisite service period, which is generally the vesting period of the respective award. For awards with service-based vesting conditions, the Company records the expense for using the straight-line method. For awards with performance-based vesting conditions, the Company records the expense if and when the Company concludes that it is probable that the performance condition will be achieved.

The Company classifies stock-based compensation expense in its statement of operations in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified.

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The Company historically has been a private company and lacks company-specific historical and implied volatility information for its stock. Therefore, it estimates its expected stock price volatility based on the historical volatility of publicly traded peer companies and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price. The expected term of the Company’s stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is based on the fact that the Company has never paid cash dividends on common stock and does not expect to pay any cash dividends in the foreseeable future. Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions. The Company recognizes stock option forfeitures as they occur as there is insufficient historical data to accurately determine future forfeiture rates. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes. Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. A valuation allowance is recorded when it is unlikely that the deferred tax assets will not be realized. We assess our income tax positions and record tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances and information available at the reporting date. In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy will be to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements.

Prior to conversion as described in Note 1, the Company was taxed as a pass-through entity and as such, the Company did not pay federal corporate income taxes on its taxable income.

Net Loss per Share

Net earnings or loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share. Diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive securities are excluded from the computation of the diluted net loss per share if their inclusion would be anti-dilutive. As all potentially dilutive securities are anti-dilutive as of December 31, 2019 and 2018 diluted net loss per share is the same as basic net loss per share for each year. As of December 31, 2019, potentially dilutive securities included convertible promissory notes and warrants, however, the numbers of common shares for which they are convertible into are contingent on a future equity financing and not determinable as of December 31, 2019. There were no potentially dilutive items outstanding as of December 31, 2018. The Company did not compute net loss per share for the period ending December 31, 2018 as the Company was a limited liability company.

Recent Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet. The ASU is effective for annual and interim periods beginning after December 15, 2020. Early adoption is permitted. The Company is currently evaluating the impact on its financial statements.

In June 2018, the FASB issued ASU No. 2018-07, Compensation - Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”). ASU 2018-07 eliminates the separate accounting model for nonemployee share-based payment awards and generally requires companies to account for share-based payment transactions with nonemployees in the same way as share-based payment transactions with employees. The accounting remains different for attribution, which represents how the equity-based payment cost is recognized over the vesting period, and a contractual term election for valuing nonemployee equity share options. ASU 2018-07 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2018 with early adoption permitted. The Company has adopted this standard effective January 1, 2019 with no impact on its financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) and has issued subsequent amendments to this guidance. This new standard will replace all current guidance on this topic and eliminate all industry-specific guidance. The new revenue recognition standard provides a unified model to determine when and how revenue is recognized. The core principle is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration for which the entity expects to be entitled in exchange for those goods or services. The guidance is effective for interim and annual periods beginning after December 31, 2018. The standard may be applied either retrospectively to each period presented or as a cumulative-effect adjustment as of the date of adoption. The Company has adopted this standard effective January 1, 2019. See revenue recognition policy above for the impact.

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

NOTE 3 – PROPERTY AND EQUIPMENT, NET

Property and equipment, net consisted of the following:

	December 31,
	2019	2018
Tenant improvements	$2,670,571	$553,315
Gym equipment	218,953	-
	2,889,524	553,315
Less: accumulated depreciation	(98,097)	-
	$2,791,427	$553,315

Depreciation and amortization expense were $98,097 and $0 during the year and period ended December 31, 2019 and 2018, respectively.

NOTE 4 – ACCRUED LIABILITIES

Accrued liabilities consisted of the following:

	December 31,
	2019	2018
Accrued personnel costs	$200,686	$5,372
Property, equipment and inventory purchases	11,053	169,109
Accrued interest	8,943	-
Sales tax payable	12,572	-
Gift cards	8,682	-
	$241,937	$174,481

NOTE 5 – CONVERTIBLE PROMISSORY NOTES

From August to October 2019, the Company issued four convertible promissory notes (“2019 Notes”) for an aggregate principal amount of $420,000. The notes are subject to automatic conversion upon a qualified public offering, including an offering pursuant to Regulation A, resulting in gross proceeds of a at least $5,000,000. Upon a qualified public offering, the outstanding principal and any unpaid accrued interest shall automatically convert at a conversion price equal to a 30% discount of the public offering price. Upon a sale of the Company, the Company will pay the holder the outstanding principal and any unpaid accrued interest multiplied by 1.2. If a qualified public offering did not occur prior to the maturity date, the outstanding principal and any unpaid accrued interest shall become immediately due and payable. The 2019 Notes have a 3-year term maturing on July 31, 2022. The notes bear interest at 9% per annum and accrued interest payable on these notes was $8,943 as of December 31, 2019.

In connection with the financing, the Company paid $23,400 in legal and placement fees, which was recorded by the Company as a debt discount. The debt discount is reflected as a reduction of the carrying value of the long-term debt on the Company’s consolidated balance sheet and is being accreted to interest expense over the term of the loan using the effective interest method. During the year ended December 31, 2019, amortization of debt discount was $3,267.

In conjunction with the promissory note, the Company issued to the noteholders warrants to purchase shares of the Company’s common stock. The warrants expire on December 31, 2022 and have an exercise price equal to the future public offering price. Each warrant will be exercisable for a number of common shares equal to 20% of the initial principal amount of the note divided by the exercise price. The warrants will vest and become exercisable only upon the completion of a qualified public offering. Upon the sale of the Company, the warrants shall automatically convert into shares of common stock.

NOTE 6 – STOCKHOLDERS’ EQUITY

Limited Liability Conversion to Corporation Conversion

Upon inception, the Company founders were issued 100,000 LLC units. The founders subsequently modified their ownership to 72,675 units, which has been reflected within.

During the period ended December 31, 2018, the Company entered into various subscription agreements and issued 65,000 membership units at $100 per unit for gross proceeds of $650,000.

In early 2019, Company entered into subscription agreements and issued an aggregate of 17,000 membership units at $100 per unit aggregating $1,700,000 in gross proceeds.

Upon the conversion to a corporation on May 22, 2019, each membership interest was converted to 50 shares of the Company’s common stock. Accordingly, on the conversion date, 97,450 outstanding membership units were converted into 4,872,500 shares of common stock outstanding.

Preferred Stock

The Company’s certificate of incorporation authorized the Company to issue 5,000,000 shares of Preferred Stock, par value $0.001. As of December 31, 2019, there were no shares of Preferred Stock outstanding.

Common Stock

The Company’s certificate of incorporation authorized the Company to issue 50,000,000 shares of common stock, par value $0.001. Each outstanding share of common stock shall entitle the holder to one vote on each matter properly submitted to the stockholders of the Company for their vote.

In July 2019, the Company entered into a subscription agreement and issued 50,000 shares of common stock for proceeds of $100,000, or $2.00 per share.

In December 2019, the Company entered into a subscription agreement and issued 10,752 shares of common stock for proceeds of $50,000, or $4.65 per share.

In December 2019, the Company received $100,000 in proceeds pertaining to January 2020 subscription agreements. The amount is recorded as a subscription payable in the consolidated balance sheet. Refer to Note 10.

Equity Awards

In October 2018, the Company entered into an endorsement agreement. The Company agreed to issue 5% of the fully diluted units outstanding as of the date of the agreement, in three separate tranches over a vesting period of two years. Each tranche represented 1,275 LLC units. The first tranche was issued upon commencement of the agreement with the other tranches vesting and issuable on the first and second-year anniversary of the commencement date. The Company valued the equity award at $100 per unit, using the fair value of the LLC units sold, as disclosed above, for a total grant-date fair value of $382,500. The 1,275 units issued in 2018 were converted into 63,750 shares of common stock upon the conversion. In October 2019, the Company issued an additional 63,750 shares of common stock pursuant to the second tranche anniversary. During the year and period ended December 31, 2019 and 2018 the Company recorded stock and equity-based compensation of $127,500 and $148,7500, respectively, based on the value of the initial tranche and the remaining tranches being recognized ratably over the remaining vesting term. The amounts are included as sales and marketing expenses in the consolidated statements of operations. The Company expects to record stock-based compensation of $106,250 in 2020. As of December 31, 2019, 63,750 shares are unissued and unvested.

NOTE 7 – COMMITMENTS AND CONTINGENCIES

Lease Agreements

On July 22, 2019, the Company entered into 65-month lease commencing July 15, 2019 for the planned second boxing studio location. The lease calls for monthly payments from $14,500 to $16,320 per month, with the first five months abated and a deposit for $29,000.

On April 19, 2019, one of the founders entered into a lease on behalf of the Company, commencing on June 8, 2019 and ending on May 31, 2020 at $14,750 per month for business operations. The lease required a security deposit of $29,500. The monthly rent payable during the extension term will be $15,193.

The Company entered into a lease for a studio facility in New York commencing on August 7, 2018 with a rent commencement date of March 1, 2019. The lease expires in February 2034. The lease is for 15 years with monthly base rent ranging from $50,000 - $75,629. The lease allows for a one-time rent concession for the time period between lease and rent commencement date as noted above; however, if the Company defaults under the lease during the first five years of the term, the concession becomes immediately payable. The lease calls for a deposit of $250,000 and first month rent of $50,000, which have been included in the accompanying balance sheet under deposits and other and prepaids and other current assets, respectively. The lease contains early termination clauses and penalties for years’ five through ten of the lease. In relation to this lease, the Company has accrued $556,256 and $283,839 in deferred lease liability as of December 31, 2019 and 2019, respectively.

During 2018, the Company leased short-term office space in New York for ten months at $10,500 per month. The lease required a security deposit of $10,500.

Minimum payments for non-cancelable lease obligations over one year are as follows:

Year Ended December 31,
2020	$873,670
2021	818,370
2022	837,374
2023	856,947
2024	869,403
Thereafter	7,394,231
Total	$11,649,995

Rent expense for the year and period ended December 31, 2019 and 2018 were $799,391 and $334,984, respectively.

Contingencies

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matters will have a material adverse effect on its business, financial condition or results of operations.

NOTE 8 – INCOME TAXES

Prior to conversion as described in Note 1, the Company was taxed as a pass-through entity and as such, the Company did not pay corporate income taxes on its taxable income.

Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to net operating loss carryforwards and reserves. As of December 31, 2019, the Company had net deferred tax assets before valuation allowance of $1,003,811. The following table presents the deferred tax assets and liabilities by source:

December 31,
2019
Deferred tax assets:
Net operating loss carryforwards	$812,947
Depreciation and amortization	26,323
Reserves and accruals	164,541
Valuation allowance	(1,003,811)
Net deferred tax assets	$-

The Company recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. The Company assessed the need for a valuation allowance against its net deferred tax assets and determined a full valuation allowance is required due to taxable losses for the year ended December 31, 2019, cumulative losses through December 31, 2019, and no history of generating taxable income. Therefore, a valuation allowance of $1,003,811 was recorded as of December 31, 2019. Valuation allowance increased by $1,003,811 upon the conversion to a corporation during 2019. Deferred tax assets were calculated using the Company’s combined effective tax rate, which it estimated to be 34.0%. The effective rate is reduced to 0% for 2019 due to the full valuation allowance on its net deferred tax assets.

The Company’s ability to utilize net operating loss carryforwards will depend on its ability to generate adequate future taxable income. At December 31, 2019, the Company had net operating loss carryforwards available to offset future taxable income in the amounts of $3,029,496, which may be carried forward.

The Company has evaluated its income tax positions and has determined that it does not have any uncertain tax positions. The Company will recognize interest and penalties related to any uncertain tax positions through its income tax expense.

In December 2017, the Tax Cuts and Jobs Act (the “Tax Act”) was enacted into law and the new legislation contains several key tax provisions that affected the Company, including a reduction of the corporate income tax rate to 21% effective January 1, 2018, among others. As a result of the Tax Act, the Company’s deferred tax assets and liabilities were remeasured using the newly enacted rates. The remeasurement didn’t impact the income tax expense recorded in the current year.

The Company may in the future become subject to federal, state and local income taxation though it has not been since its inception, other than minimum state tax. The Company is not presently subject to any income tax audit in any taxing jurisdiction, though its 2018 tax year remains open to examination.

NOTE 9 – RELATED PARTY TRANSACTIONS

In 2018, one of our founding members advanced $532,210 in contributed capital for working capital and buildout of the Company’s first fitness studio. In addition, this founding member, through entities he controls, has advanced the Company an aggregate of $3,303,527 and $26,632 as of December 31, 2019 and 2018, respectively. These advances are non-interest bearing and due on demand.

The Company pays two family members of one of the founding members for services rendered to get the planned fitness studio operational. These two individuals are paid $5,000 per month, on a month-to-month basis. These same individuals have outstanding related party receivables for $852 and $681 as of December 31, 2019 and 2018, respectively. Total amounts paid to these individuals during the years ended December 31, 2019 and December 31, 2018 were $90,000 and $10,000, respectively.

NOTE 10 – SUBSEQUENT EVENTS

Private Placements

In January 2020, the Company entered into subscription agreements and issued an aggregate of 43,011 shares of common stock. The total proceeds of $100,000 had been received as of December 31, 2019. Refer to Note 7.

Equity Crowdfunding

Th Company conducted an equity crowdfunding raise via the SEC’s Regulation Crowdfunding offering on funding portal, Republic.co. The campaign ran from March 26, 2020 to April 29, 2020, offering common shares at $2.97 per share. The company has currently sold 226,758 shares for gross proceeds of $673,470, before issuance costs.

Related Party Advances

Subsequent to December 31, 2019, the Company received an additional $73,750 in related party advances from one of its founding members for continued build-out of the its facility and opening costs.

COVID-19

On January 30, 2020, the World Health Organization declared the coronavirus outbreak a “Public Health Emergency of International Concern” and on March 10, 2020, declared it to be a pandemic. Actions taken around the world to help mitigate the spread of the coronavirus include restrictions on travel, and quarantines in certain areas, and forced closures for certain types of public places and businesses. The coronavirus and actions taken to mitigate it have had and are expected to continue to have an adverse impact on the economies and financial markets of many countries, including the geographical area in which the Company operates. The Company closed its studio on March 16, 2020 and currently remains closed under local regulations. We may also face additional difficulty in raising capital during an economic downturn. The effects of the potential impact cannot be estimated at this time.

Subsequent to December 31, 2019, the Company received approximately $570,000 under a Payroll Protection Program loan.

Management has evaluated subsequent events through June 9, 2020, the date the financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in these financial statements.